Exhibit 10.16

Execution Copy

UNANIMOUS SHAREHOLDERS AGREEMENT

among

J.A. Bombardier (J.A.B.) Inc.,

Bombardier Recreational Products Inc.

and

The Shareholders of J.A. Bombardier (J.A.B.) Inc.

Dated as of December 18, 2003

TABLE OF CONTENTS

1. EFFECTIVENESS; DEFINITIONS		2
1. 1.	Effectiveness	2
1. 2.	Definitions	2
2. VOTING AGREEMENT AND SPECIAL GOVERNANCE AGREEMENT		3
2.1.	Election of Board Members	3
2.2.	Removal and Replacement	7
2.3.	Election of Subsidiary Directors	7
2.4.	Significant Transactions and Special Consent for Specified Actions	7
2.5.	Quorum, Notice, etc.	12
2.6.	Management Coinvestment Program; Management Options, etc.	12
2.7.	Grant of Proxy	13
3. TRANSFER RESTRICTIONS		13
3.1.	Certain Permitted Transfers	13
3.2.	Additional Rights to Transfer Investor Shares; Etc.	15
3.3.	ROFO; Tag Alongs; and Drag Alongs	16
3.4.	Public	17
3.5.	Preferred Shares	17
3.6.	Class B Common Shares	17
3.7.	Indirect Transfers	17
3.8.	Impermissible Transfer	19
4. RIGHT OF FIRST OFFER; TAG ALONG AND DRAG ALONG RIGHTS		19
4.1.	Right of First Offer	19
4.2.	Tag Along	23
4.3.	Drag - Along Sale	26
4.4.	Miscellaneous	29
4.5.	Special ROFO	31
5. RIGHT OF PARTICIPATION (PREEMPTIVE RIGHT)		34
5.1.	Right of Participation	34
5.2.	Post-Issuance Notice	37
5.3.	Excluded Transactions	38
5.4.	Acquired Shares	38
5.5.	Termination of Preemptive Rights	38
6. INVESTOR GROUP REPRESENTATIVES		38
6.1.	Investor Group Representatives	38
6.2.	Authorization	39
6.3.	Replacement	39
6.4.	Action Binding on Investor Group	39
6.5.	Right to Rely	40
6.6.	Notice	40
6.7.	Specific Enforcement	40
7. REMEDIES		40
7.1.	Generally	40
7.2.	Deposit	40

-i-

8. LEGENDS		41
8.1.	Restrictive Legend	41
9. AMENDMENT, TERMINATION, ETC.		41
9.1.	Oral Modifications	41
9.2.	Written Modifications	41
9.3.	Term	41
9.4.	Effect of Termination	41
10. DEFINITIONS		42
10.1.	Certain Matters of Construction	42
10.2.	Definitions	42
11. MISCELLANEOUS		50
11.1.	Confidential Information; Special Information Rights	50
11.2.	Committees	51
11.3.	Further Assurances	52
11.4.	Agreement to Redeem Class A Preferred Shares Upon IPO	52
11.5.	Authority; Effect	52
11.6.	Notices	53
11.7.	Binding Effect, Other Agreements, Etc.	55
11.8.	Descriptive Headings	55
11.9.	Counterparts	55
11.10	Severability	55
12. GOVERNING LAW		56
12.1.	Governing Law	56
12.2.	Consent to Jurisdiction	56
12.3.	Exercise of Rights and Remedies	56

-ii-

UNANIMOUS SHAREHOLDERS AGREEMENT

This Unanimous Shareholders Agreement (this “Agreement”) is made as of December 18, 2003 by and among:

(i) J.A. Bombardier (J.A.B.) Inc., a corporation incorporated under the CBCA (as hereinafter defined) (the “Corporation”);

(ii) Bombardier Recreational Products Inc., a corporation incorporated under the CBCA (“BRP”);

(iii) each Person executing this Agreement and listed as a Bain Investor on the signature pages hereto;

(iv) each Person executing this Agreement and listed as a Beaudier Group Investor on the signature pages hereto;

(v) each Person executing this Agreement and listed as a Caisse Investor on the signature pages hereto;

(vi) Bombardier Inc., a corporation incorporated under the CBCA (“Bombardier”);

(vii) such other Persons, if any, who from time to time become party to this Agreement as an Other Investor (on the terms and subject to the conditions set forth in this Agreement) by executing a counterpart signature page hereof designating such Person as an “Other Investor” (collectively, the “Other Investors”); and

(viii) such other Persons who from time to time become party hereto by executing a counterpart signature page hereof and are designated by the Board as “Managers” (the “Managers” and together with the Bain Investors, the Beaudier Group Investors, the Caisse Investors, Bombardier and the Other Investors, the “Shareholders”).

Recitals

1. The Corporation, which was formerly known as 6090851 Canada Inc., owns all of the outstanding shares of BRP.

2. BRP is party to that certain Purchase Agreement dated as of December 2, 2003 (as the same may be amended from time to time, the “Acquisition Agreement”) by and between BRP and Bombardier.

3. At the Closing, BRP will acquire from Bombardier the recreational products division of Bombardier and certain of its subsidiaries (including 4145321 Canada Inc.), on the terms and subject to the conditions of the Acquisition Agreement.

4. It is contemplated that the primary source of equity financing for the acquisition will be sales of Class A Common Shares to the Bain Investors, the Beaudier Group Investors and the Caisse Investors.

5. A portion of such equity financing may be provided through the sale of Class B Common Shares to certain Managers (as contemplated by Section 2.6.1 hereof). It is also contemplated that from time to time the Corporation will issue Options to purchase Class B Common Shares to Managers (as contemplated by Section 2.6.1 hereof).

6. Pursuant to the Acquisition Agreement, the Corporation will issue to Bombardier, as part of the consideration for the recreational products division, Class A Preferred Shares of the Corporation.

7. Immediately after the Closing, BRP and 4145321 Canada Inc. will be merged under the name of Bombardier Recreational Products Inc.

8. After giving effect to the above transactions, the Corporation’s Shares and all Options and Convertible Securities will be held as set forth on Schedule 1 hereto.

9. The parties believe that it is in the best interests of the Corporation and the Shareholders to set forth their agreement on certain matters, including the rules that Corporation’s shareholders wish to establish to govern the management of the Corporation, as well as their relationship as shareholders of the Corporation and the transfer of their shares.

Agreement

Now, therefore, in consideration of the mutual covenants and agreements herein contained, the parties to this Agreement hereby agree and understand as follows:

1. EFFECTIVENESS; DEFINITIONS.

1.1. Effectiveness. This Agreement shall become effective upon the Closing.

1.2. Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 10 hereof.

2. VOTING AGREEMENT AND SPECIAL GOVERNANCE AGREEMENT.

2.1. Election of Board Members. Each holder of Shares will cast all votes to which such holder is entitled in respect of the Shares, by written consent, to: (i) fix the initial number of members of the board of directors of the Corporation (the “Board”) at thirteen members; and (ii) elect as the initial members of the Board the persons identified on Schedule 2 hereto. In addition, each holder of Shares will thereafter cast all votes to which such holder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, to fix the number of members of the Board and to elect designees as follows:

2.1.1. The Investors will be entitled to designate members of the Board as follows:

2.1.1.1. The Bain Investors will be entitled to designate five (5) members of the Board; provided, however, that such number will be reduced to three (3) at such time as the Bain Investors hold Class A Common Shares in an amount less than fifty percent (50%) of the Original Bain Shares and shall be reduced to zero at such time as the Bain Investors hold Class A Common Shares in an amount less than ten percent (10%) of the Original Bain Shares.

2.1.1.2. Subject to Sections 2.1.1.4, 2.1.1.5 and 2.1.1.6, the Beaudier Group Investors will be entitled to designate three (3) members of the Board; provided, however, that, until such time as the Beaudier Group Investors acquire all of the Original Caisse Shares, such number will be reduced to two (2) at such time as the Beaudier Group Investors hold Class A Common Shares (excluding any Caisse Acquired Shares) in an amount less than fifty percent (50%) of the Original Beaudier Group Shares and shall be reduced to zero at such time as the Beaudier Group Investors hold Class A Common Shares (excluding any Caisse Acquired Shares) in an amount less than ten percent (10%) of the Original Beaudier Group Shares.

2.1.1.3. The Caisse Investors will be entitled to designate two (2) members of the Board; provided, however, that such number will be reduced to one (1) at such time as the Caisse Investors hold Class A Common Shares in an amount less than fifty percent (50%) of the Original Caisse Shares and shall be reduced to zero at such time as the Caisse Investors hold Class A Common Shares in an amount less than ten percent (10%) of the Original Caisse Shares. Any and all members of the Board designated by the Caisse Investors pursuant to this Section 2.1.1.3 will be Resident Canadians, during the period that the undertakings provided by the Corporation to the Minister responsible for the Investment Canada Act in connection with the Closing remain applicable and for such additional time as may be necessary or appropriate to assure that the Corporation complies with provisions regarding Resident Canadian board representation under the CBCA or other applicable law.

2.1.1.4. If the Beaudier Group Investors acquire and hold, pursuant to the right of first offer provisions of Section 4.1.4.2 or otherwise, more than 50% (but less than or equal to 90%) of the Original Caisse Shares (such shares acquired from the Caisse Investors from time to time, the “Caisse Acquired Shares”), the Beaudier Group Investors shall be entitled to designate one (1) additional member of the Board in addition to the number of members they are entitled to pursuant to Section 2.1.1.2; provided, however, such number will thereafter be reduced to zero if the Beaudier Group Investors Transfer Class A Common Shares in an aggregate amount greater than the difference between (A) the Caisse Acquired Shares and (B) 50% of the number of Original Caisse Shares. This Section 2.1.1.4 shall not apply at any time when the Beaudier Group

Investors have a right to designate any additional members to the Board pursuant to Section 2.1.1.5 or 2.1.1.6.

2.1.1.5. If the Beaudier Group Investors acquire and hold, pursuant to the right of first offer provisions of Section 4.1.4.2 or otherwise, more than 90% (but less than 100%) of the Original Caisse Shares, the Beaudier Group Investors shall be entitled to designate two (2) additional members to the Board in addition to the number of members they are entitled to pursuant to Section 2.1.1.2; provided, however, such number will thereafter be reduced to one, if the Beaudier Group Investors Transfer Class A Common Shares in an aggregate amount greater than the difference between (A) the Caisse Acquired Shares and (B) 90% of the number of Original Caisse Shares and thereafter to zero if the Beaudier Group Investors Transfer Class A Common Shares in an aggregate amount greater than the difference between (x) the number of Caisse Acquired Shares and (y) 50% of the number of Original Caisse Shares. This Section 2.1.1.5 shall not apply at any time when the Beaudier Group Investors have a right to designate additional members to the Board pursuant to Section 2.1.1.4 or 2.1.1.6.

2.1.1.6. If the Beaudier Group Investors acquire and hold (pursuant to the right of first offer provisions of Section 4.1.4.2 or otherwise) all of the Original Caisse Shares (after which the provisions of Sections 2.1.1.4 and 2.1.1.5 will no longer apply in any circumstance), the Beaudier Group Investors shall thereafter be entitled to designate two (2) members to the Board in addition to the members that they are then entitled to designate under Section 2.1.1.2; provided, however, that notwithstanding Section 2.1.1.4 and 2.1.1.5, the total number of members that they are authorized to designate pursuant to Section 2.1.1.2 and this Section 2.1.1.6 shall be reduced to three (3) at such time as the Beaudier Group Investors hold Class A Common Shares in an amount less than fifty percent (50%) of the aggregate number of Original Beaudier Group Shares and Original Caisse Shares; and shall be reduced to zero at such time as the Beaudier Group Investors hold Class A Common Shares in an amount less than ten percent (10%) of the aggregate number of Original Beaudier Group Shares and Original Caisse Shares.

2.1.1.7. For purposes of the calculations of continuing ownership under Sections 2.1.1.2, 2.1.1.4, 2.1.1.5 and 2.1.1.6, any Class A Common Shares issued upon conversion of the Class B Common Shares issued to the Beaudier Group Investors at Closing shall not be included as part of the Class A Common Shares held by the Beaudier Group Investors.

2.1.1.8. Any and all members of the Board designated by the Beaudier Group Investors pursuant to Sections 2.1.1.2, 2.1.1.4, 2.1.1.5 and 2.1.1.6 will be Resident Canadians, during the period that the undertakings provided by the Corporation to the Minister responsible for the Investment Canada Act in connection with the Closing remain applicable and for such additional time as may be necessary or appropriate to assure that the Corporation complies with provisions regarding Resident Canadian board representation under the CBCA or other applicable law.

2.1.2. The Investors (by action of the Majority Bain Investors, the Majority Beaudier Group Investors and the Majority Caisse Investors, in each case participating only for so long as their Investor Group is entitled to designate at least one member to the Board pursuant to Section 2.1.1) will be entitled to designate, collectively, three (3) independent members of the Board (or such greater number of independent board members as the Majority Investors may hereafter approve with the consent of all Investor Groups). The Investors will first attempt to designate such independent members by approval of each Investor Group that is then entitled to designate at least one member to the Board pursuant to Section 2.1.1.

2.1.3. If the Investor Groups are unable to reach an agreement as to the selection of the three (3) independent members of the Board pursuant to Section 2.1.2, the provisions of this Section 2.1.3 shall apply:

2.1.3.1. Subject to Section 2.1.3.4, the Bain Investors shall nominate three (3) individuals, the Beaudier Group Investors shall nominate two (2) individuals and the Caisse Investors shall nominate one (1) individual member (collectively “Initial Independent Nominees”). Each Investor will select for such Initial Independent Nominees only individuals who meet the criteria for independence set forth on Schedule 3.

2.1.3.2. Following such nominations, subject to Section 2.1.3.4, the Majority Bain Investors may reject two (2) of the Initial Independent Nominees, the Majority Beaudier Group Investors may reject one (1) of the Initial Independent Nominees and the Majority Caisse Investors may reject one (1) of the Initial Independent Nominees. Such rejection rights will be exercised serially (to assure that no single nominee is rejected by more than one group of Investors). If fewer than three (3) Initial Independent Nominees are so rejected, the Investors will continue to exercise the foregoing rejection rights (in the following order: first the Majority Bain Investors’ first rejection, then the Majority Beaudier Group Investors’ rejection, then the Majority Caisse Investors’ rejection and finally the Majority Bain Investors’ second rejection) until only three (3) Initial Independent Nominees remain to serve as the independent members of the Board.

2.1.3.3. If four Initial Independent Nominees are rejected pursuant to Section 2.1.3.2, the two remaining Nominees will be designated as independent members of the Board and the third and final independent member will be selected pursuant to this Section 2.1.3.3.

(i) For consideration as the third and final independent member of the Board, subject to Section 2.1.3.4, the Bain Investors shall nominate two (2) individuals, the Beaudier Group Investors shall nominate one (1) individual and the Caisse Investors shall nominate one (1) individual. In making these nominations, the Investors will nominate individuals who were not included in the Initial Independent Nominees and who meet the criteria for independence set forth in Schedule 3.

(ii) The two independent members determined as described in Section 2.1.3.2 will select from the nominees designated pursuant to clause (i) of Section 2.1.3.3, a third independent member, based on their assessment of the relevant business experience and personal attributes and of such other qualifications of such nominees as such two independent members may deem relevant. The Corporation and the Investors will instruct these two independent members to use their best efforts to make their selection without inquiring into or becoming aware of which Investor Groups nominated which of the individuals selected for consideration through the procedure described in clause (i) of this Section 2.1.3.3.

(iii) All parties will use their best efforts to assure that the two independent members who are to make the selection described in clause (ii) of this Section 2.1.3.3 do not gain knowledge of which Investors or Investor Groups nominated which individuals in the procedure described in clause (i) of this Section 2.1.3.3.

2.1.3.4. Each Investor Group will lose its right to nominate or reject prospective independent members of the Board or otherwise participate in the selection of independent members of the Board pursuant to this Section 2.1.3 at such time as that Investor Group no longer has any right to designate members of the Board pursuant to Section 2.1.1; provided that if and so long as the Beaudier Group Investors shall be entitled to designate a second Beaudier Director to serve on the Executive Committee pursuant to Section 11.2, the Beaudier Group Investors shall exercise the rights of the Caisse Investors under this Section 2.1.3.

2.1.3.5. All actions required to be taken by the Investors or Investor Groups under this Section 2.1.3 shall be taken as promptly as reasonably practicable.

2.1.4. In the event of any reduction in the aggregate number of members of the Board that the Investors are entitled to designate (as provided in Sections 2.1.1), the size of the Board will be correspondingly reduced. In the event of any increase in the number of independent members of the Board (as provided in Section 2.1.2) the size of the Board will be correspondingly increased.

2.1.5. If, in connection with an Initial Public Offering, the underwriters shall assert on reasonable grounds that an increase in the size of the Board or change in the manner of selecting its members from the procedures set forth in this Section 2.1 would substantially increase the price realized in or size of such offering, such changes will be made in such manner as any two Investor Groups shall reasonably determine effects the minimum change necessary to substantially mitigate the concerns asserted by the underwriters.

2.1.6. Each holder of Shares will cast all votes to which such holder is entitled with respect to such Shares, whether at any annual or special meeting by written consent or otherwise, to fix the size of the Board and elect its members as provided in the foregoing provisions of this Section 2.1.

2.2. Removal and Replacement. Members of the Board designated by a particular Investor Group may only be removed by such Investor Group; except that any Resident Canadian who is so designated will be promptly removed and replaced with a Resident Canadian by the appropriate Investor Group if such member ceases to be a Resident Canadian (unless otherwise approved by all Investor Groups). Members of the Board designated by the Investors as a whole (i.e., those member who are either listed as independent directors on Schedule 2 of this Agreement or designated pursuant to Section 2.1.2 or Section 2.1.3) may only be removed with the consent of all Investor Groups and may only be replaced either with the approval of all Investor Groups or, in the absence of such approval, through the mechanics provided in Section 2.1.3. If, prior to his or her election to the Board, any designee of any Investor Group (or all Investor Groups, as the case may be) is unable or unwilling to serve as a member of the Board, then such Investor Group (or all Investor Groups acting together, as applicable) will be entitled to designate a replacement. If, following election to the Board, any designee of a particular Investor Group (or of all Investor Groups) resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a member of the Board, then such Investor Group (or all Investor Groups, as applicable) shall designate a replacement.

2.3. Election of Subsidiary Directors. The Corporation will cause the board of directors of BRP to consist at all times of the same members as the Board at such time. The Board shall determine the composition of the board of directors of any other subsidiary of the Corporation, provided that if at any time an Investor Group becomes entitled to nominate or designate members of the board of any other subsidiary of the Corporation (or if such Investor Group’s nominee is de facto appointed to such board of directors), then all other Investor Groups that then have a right under Section 2.1 to designate members of the Board will be provided rights to designate members of the board of such subsidiary and the board of such subsidiary will be comprised as agreed by all Investor Groups then entitled to designate members of the Board (but if all Investor Groups fail to so agree the Corporation will, at the request of any Investor Group, cause the board of such other subsidiaries to consist of the same members as the Board at such time). The Corporation will cause its subsidiaries to comply with these requirements.

2.4. Significant Transactions and Special Consent for Specified Actions.

2.4.1. Subject to Section 11.2, all decisions, including the following, with respect to the Corporation, BRP or their respective subsidiaries, will require (in addition to any approvals required under the CBCA) the approval of at least a majority of the entire Board described above:

(i) subject to Section 2.4.5 below (with respect to the initial chief executive officer and initial chief financial officer of the Corporation and BRP), the appointment and removal of the chief executive officer and the appointment and removal of the chief financial officer;

(ii) an Initial Public Offering, whether a primary or secondary offering, and any issue of additional shares from treasury in a Public Offering at any time;

(iii) any capital transactions, including those involving either (i) issuances, repurchases or guarantees of debt (including capital lease obligations) in an amount greater than Cdn. $5 million in any twelvemonth period or in any series of related transaction or (ii) or issuance or repurchases of equity in any amount or (iii) interest rate or currency swap or hedging transactions or investments in or writing of derivative contracts that involve potential exposure in excess of Cdn. $5 million;

(iv) acquisitions of assets or businesses otherwise than in the ordinary course of business regardless of the form of the transaction including, without limitation, mergers, amalgamations, arrangements or consolidations;

(v) any restructuring, reorganization, winding up or dissolution, or seeking relief under any law relating to bankruptcy or insolvency, regardless of the form of the transaction including, without limitation, mergers, amalgamations, arrangements or consolidations;

(vi) closing of a division or line of business, or dispositions of assets or businesses otherwise than in the ordinary course of business regardless of the form of transaction including, without limitation, mergers, amalgamations, arrangements or consolidations;

(vii) any amendment to the articles of incorporation or by- laws (or equivalent constating documents);

(viii) declaration or payment of dividends or distributions or approval or change of any dividend policy;

(ix) approval of the annual operating and capital budgets and strategic plan and any material amendments thereto, including revenue, free cash flow and profit objectives and approval of any transaction not reflected in an approved budget;

(x) any material change in the nature of any of the lines of business otherwise than by acquisition or disposition (which acquisition or disposition has been separately approved by the Board if and to the extent such approval would be required by clause (iv), (v) or (vi) above);

(xi) subject to Section 2.4.1.3, any contract, agreement or commitment between the Corporation, BRP or any of their respective subsidiaries (on the one hand), and any Shareholder, officer or Affiliate of any Shareholder or officer or other person who does not deal at arm’s length with either the Company or any Shareholder (on the other hand);

provided, however, that this clause (xi) is not intended and should not be construed to require Board approval of ordinary course transactions among the Corporation and any direct or indirect wholly-owned subsidiaries of the Corporation;

(xii) subject to Section 2.6.1, any equity based management incentive plans;

(xiii) any establishment of a direct or indirect subsidiary which is not a wholly-owned subsidiary;

(xiv) selection of the auditors;

(xv) appointment of (a) any directors or similar governing body of any Significant Subsidiary or (b) any directors or similar governing body of any other direct or indirect subsidiary of the Corporation; and

(xvi) the establishment or selection of the members of any committee of directors (other than the Executive Committee, which will be established and selected as provided in Section 11.2).

2.4.1.2. The Board may delegate to specified officers authority to conduct day-to-day operations of the Corporation and its subsidiaries (other than actions of the types specifically identified in clauses (i) through (xvi) of Section 2.4.1, which must be approved by a majority of entire Board or the Executive Committee as contemplated by Sections 2.4.1 and 11.2) pursuant to, and subject to such limitations and further approval or control mechanics as may be included in, resolutions approved by a majority of the entire Board. Such resolutions may only be amended, repealed or otherwise modified with the approval of a majority of the entire Board.

2.4.1.3. In connection with actions taken by the Board or the Executive Committee with respect to interested party transactions of the type specified in clause (xi) of Section 2.4.1 (including any proposal to assert or settle any claim against Bombardier or any of its Affiliates with respect to the Acquisition Agreement or any other agreement, or to waive or amend any rights under the Acquisition Agreement or any other agreements entered into with Bombardier or any of its Affiliates), any member of the Board (or Executive Committee, as the case may be) who is an Affiliate of or who has any material interest in such other party will have a reasonable opportunity to participate in deliberations with respect to such matters but will declare such interest and refrain from voting on such matter, in which case the approval of the Board on any such matter will be deemed to have been satisfied with the approval of a majority of the other members of the Board.

2.4.1.4. The Corporation will cause its subsidiaries to comply with the requirements of this Section 2.4.1 and of Section 2.4.2 to the extent such requirements are by their terms applicable to subsidiaries.

2.4.2. In addition, for so long as any Investor Group (together with its Affiliates) holds Class A Common Shares in an amount not less than 50% of the Class A Common Shares held by such Investor Group as of the Closing (including, for such purposes, any Class A Common Shares issued to such Investor Group within three (3) months of the Closing pursuant to the Subscription Agreement), the affirmative vote or consent by the holders of a majority of the Shares held by such Investor Group (the “Special Shareholder Approval”) shall be required for the actions described in the clauses (v), (vi), (vii), (x), (xi), (xv)(a) and (xvi) of Section 2.4.1; provided, however, that:

(i) such Special Shareholder Approval shall not be required if (A) such actions are taken after the fourth anniversary of the Closing, or (B) the Corporation or any of its direct or indirect subsidiaries breaches the terms of any loan, guarantee or other agreement or instrument relating to any indebtedness of the Corporation or any of its direct or indirect subsidiaries in excess of $25 million (or if there is a breach of the indebtedness of any other Person that is guaranteed by the Corporation or any such subsidiary to an extent in excess of $25 million), which breach either (x) has not been cured or waived (and in respect of which any applicable cure or notice period has expired), or (y) otherwise entitles any lender or other third party to then demand immediate payment of the indebtedness or accelerate the maturity of any indebtedness, or require payment on a guarantee, foreclosure on collateral, or take action of similar consequence;

(ii) such Special Shareholder Approval shall not be required after the second anniversary of the Closing with respect to (A) any closing or discontinuance of any division or line of business or (B) any disposition of the Johnson and Evinrude outboard engine business or the related parts and accessories businesses in whole or in part;

(iii) such Special Shareholder Approval shall not be required with respect to any closing, discontinuance or disposition of the utility vehicle division currently based in Granby, Quebec; and

(iv) with respect to any action to which Section 2.4.1.3 applies, such Special Shareholder Approval shall not be required from any Investor Group that designated (or otherwise is an Affiliate of) the Board or Executive Committee member who is disqualified under Section 2.4.1.3 from voting with respect to such matter.

2.4.3. If, in connection with an Initial Public Offering, the underwriters shall assert on reasonable grounds that elimination or restriction in the scope of the Special Shareholder Approval rights and requirements set forth in Section 2.4.2 would substantially increase the price realized in or size of such offering, such rights shall be eliminated, or their scope shall be restricted, in such manner as, in either case, any two Investor Groups shall reasonably determine effects the minimum change necessary to substantially mitigate the concerns asserted by the underwriters.

2.4.4. Each holder of Shares agrees that:

2.4.4.1. If any action or proposed action of the type(s) identified in Section 2.4.1 receives the approval of the Board, and, if applicable, the Special Shareholder Approval from the applicable Investor Groups, (or their respective representatives, committees or agents) as contemplated by this Agreement, to the extent (if any) that such action or proposed action also requires Shareholder approval (under the CBCA or otherwise) then such Shareholder will (a) cast all votes to which such holder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, in the same manner in which the majority of the members of the Board (or committee, if applicable) voted with respect to such action in providing the approval contemplated by Section 2.4.1 and (b) waive any and all dissenter’s rights, appraisal rights and similar rights in connection with such matter; provided, however, that a holder of the Corporation’s Class A Preferred Shares will not be required to vote Class A Preferred Shares held by it in favor of any action with respect to which the CBCA entitles holders of Class A Preferred Shares to a class vote if such action would: (i) remove or change prejudicially the preferential liquidation, dividend or redemption rights of the Class A Preferred Share or (ii) create a new class of shares’ (or increase the rights of any pre-existing class of shares) in a manner that would result in there being a class of shares equal or superior to the Class A Preferred Shares with respect to liquidation, dividend or redemption rights.

2.4.4.2. Notwithstanding the foregoing, the Caisse Investors may (subject to Section 2.4.4.3) vote in a manner contrary to that otherwise required by Section 2.4.4.1 or abstain from voting on matters described in Section 2.4.4.1; but if they so abstain then the vote required to approve such matters will be, to the maximum extent allowed under applicable law, only the consent of a majority of the shares actually voted in connection with such matter. To the extent permitted under applicable law, any failure of a Caisse Investor to vote its shares on any matter will not have the effect of a vote against that matter. If any shareholder action (for example, a “special resolution of shareholders” under the CBCA) is taken or proposed to be taken by written consent of shareholders in lieu of meeting and any Caisse Investor elects to abstain from such vote or action, the Majority Bain Investors or the Majority Beaudier Group Investors may request that such matter be submitted to a shareholder vote at a meeting; and if they do so request then the Corporation and the Investors will promptly convene such shareholder meeting and submit the matter to a vote of shareholders at such meeting.

2.4.4.3. If any Caisse Investors vote in a manner contrary to that otherwise required by Section 2.4.4.1 or abstain from a vote as contemplated by Section 2.4.4.2, and if after taking the additional steps contemplated by Section 2.4.4.2 (for example, holding a meeting of shareholders) such vote or abstention results in a failure to obtain any approval or consent (under this Agreement, the CBCA or otherwise) that could have been obtained had all Caisse Investors cast their votes in the same manner in which the majority of the members of the Board (or committee, if applicable) voted with respect to such action in providing the approval as contemplated by Sections 2.4.1 and 2.4.4.1, then thereafter Section 2.4.4.2 will not apply to such matter and all Caisse Investors will cast their vote and take other actions as required by Section 2.4.4.1.

2.4.5. The initial chief executive officer and chief financial officer of the Corporation and of BRP shall be Mr. Jose Boisjoli and Mr. Louis Morin respectively.

2.4.6. The members of the Board and the Shareholders may not use the Board approval rights under Sections 2.4.1 and the Special Shareholder Approval rights under Section 2.4.2 to circumvent the provisions set forth in Sections 3, 4 and 5.1.

2.4.7. The Corporation will not effect a public offering of equity securities of any subsidiary of the Corporation, or of any Affiliate of the Corporation without the consent of each Investor Group that is then entitled to designate a member of the Board pursuant to Section 2.1; and the Corporation will cause it subsidiaries to comply with this requirement.

2.5. Quorum, Notice, etc. In addition to any quorum requirements applicable to the Corporation under the CBCA, a quorum for any meeting of the Board shall require the presence of members constituting at least a majority of the entire Board, which majority shall include at least one Bain Director (so long as the Bain Investors are entitled to designate at least one member of the Board pursuant to Section 2.1.1), one Beaudier Director (so long as the Beaudier Group Investors are entitled to designate at least one member of the Board pursuant to Section 2.1.1), and one Caisse Director (so long as the Caisse Investors are entitled and have not waived their right to designate at least one member of the Board pursuant to Section 2.1.1.3); provided, that if a quorum fails to exist at any meeting because of the failure of at least one Bain Director, one Beaudier Director or one Caisse Director to attend or continue be present thereat (such Board member(s) not present the “Unrepresented Shareholder Directors”), such meeting shall be postponed to a date within 15 days thereafter (with at least 3 Business Days’ notice to all members), and so long as there is present at least a Majority of the Board the presence of the Unrepresented Shareholder Directors shall not be required for a quorum at the reconvened meeting. In addition, notices of regular meetings of the Board shall be given to its members at least 10 Business Days before such regular meetings and notices of special meetings of the Board shall be given to its members at least 5 Business Days before the such special meetings (or 3 Business Days in the event of a postponed meeting, as described above, or 1 Business Day in the event a Board or Shareholder meeting is called as contemplated by the last sentence of Section 2.4.4.2), in each case by mail, telegram or facsimile and email at his usual or last known business address, facsimile number or email address; but such notice requirement will not affect the ability of the Board and its members to waive such notice requirements in the manner allowed under the CBCA and the Corporation’s bylaws as in effect from time to time.

2.6. Management Coinvestment Program; Management Options, etc.

2.6.1. Each holder of Shares agrees that the Corporation will be authorized to, on terms and conditions established by the Board: (a) issue to management employees of the Corporation and its subsidiaries Options to purchase Class B Common Shares; and

(b) provide management employees an opportunity to purchase Class B Common Shares within a period of less than three months from Closing. The size, amount, exercise or purchase price and other terms and conditions of such Option and equity purchase programs will be as determined by the Board; but the aggregate number of Shares to be made available to management employees (including both purchased Shares and Shares issuable upon exercise of Options) will not exceed 31,000,000 Shares unless otherwise approved in advance by each Investor Group then entitled to designate any member of the Board under Section 2.1.1. The Corporation will require any and all such management employees, as a condition to issuing any Options to such management employees or to selling any Shares to such management employees (as the case may be), to execute and deliver to the Corporation a counterpart signature page or other appropriate instrument of joinder pursuant to which such management employee agrees to become a party to this Agreement as a Manager. Any and all Shares issued to such Managers (including any Class B Common Shares issued upon exercise of Options) will be Management Shares hereunder.

2.6.2. Each holder of Shares will cast all votes to which such holder is entitled with respect to such Shares and take such other actions as may be reasonably requested of such holder to assure that the management equity programs described in Section 2.6.1 receive such approvals (including any approvals required under the CBCA, under the Corporation’s articles or by-laws or under any provision of this Agreement), if any, as may be required to implement and give effect to the provisions of Section 2.6.1

2.7. Grant of Proxy. Each holder of Shares other than the Investors hereby grants to the Corporation a proxy to vote his Shares in accordance with his agreements contained in this Section 2.

3. TRANSFER RESTRICTIONS. No holder of Shares shall Transfer any of such Shares to any other Person except as provided in this Section 3.

3.1. Certain Permitted Transfers.

3.1.1. Certain Specially Approved Transfers. Any holder of Common Shares may Transfer any or all of such Shares in a transaction not otherwise permitted under this Section 3 with the consent of all Investor Groups and the Corporation (which consent may in each instance specify conditions for such Transfer).

3.1.2. Upon Death; Pursuant to Corporation Right to Call Shares, etc. Upon the death of any holder of Common Shares who is a natural Person, such Shares may be distributed by the will or other instrument taking effect at death of such holder or by applicable laws of descent and distribution to such holder’s estate, executors, administrators and personal representatives, and then to such holder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such holder. In addition any Manager may transfer Shares to the Corporation or BRP or any of their subsidiaries if the Corporation, BRP or any of their subsidiaries exercise any right to acquire such Shares upon the death or other termination of employment of such Shareholder.

3.1.3. Additional Permitted Transfers by the Investors. Any holder of Investor Shares or Other Investor Shares (a) may Transfer any or all of such Shares to an Affiliate of such Investor (or Transfer any or all such Shares to any member of the same Investor Group to which such Investor belongs), except that in the case of a transfer by a Beaudier Group Member such Transfer of Shares pursuant to this clause (a) may only be made to a Family Holding Company and only for so long as (x) such transferee remains a Family Holding Company and (y) Beaudier in all instance continues to qualify as a Family Holding Company, or (b) after the Initial Public Offering, to its stockholders, partners or members in a general distribution to investors in or partners, members or stockholders of such Investor.

3.1.4. Financial Institutions. A holder of Investor Shares may also make a bona fide pledge of its Investor Shares to a Financial Institution as security for such holder’s repayment for a bona fide loan from such Financial Institution where (a) such Financial Institution has been approved in advance by each of the Majority Bain Investors, the Majority Caisse Investors and Majority Beaudier Group Investors (such approvals not to be unreasonably withheld or delayed so long as in the reasonable judgment of each Investor Group such transaction does not have the effect of circumventing the other provisions of this Agreement) and (b) such Financial Institution has undertaken (by agreement in form and substance satisfactory to the Corporation and approved by all Investor Groups) to become a party to this Agreement in the event of the realization of its security.

3.1.5. No Transfer permitted under the terms of this Section 3.1 (other than in a distribution pursuant to Section 3.1.3(b) or upon transfer to the Corporation or any of their subsidiaries pursuant to Section 3.1.2), nor any Transfer of ownership interests to a financial institution upon seizing of collateral or realization of security as contemplated by Section 3.1.4, shall be effective unless the transferee of such Shares (each, a “Section 3.1 Permitted Transferee”) has delivered to the Corporation a written acknowledgment and agreement in form and substance reasonably satisfactory to the Corporation that such Shares to be received by such Section 3.1 Permitted Transferee shall remain Investor Shares, Other Investor Shares, or Management Shares, as the case may be, and shall be subject to all of the provisions of this Agreement and that such Section 3.1 Permitted Transferee shall be bound by, and shall be a party to, this Agreement as the holder of Investor Shares, Other Investor Shares, or Management Shares, as the case may be, hereunder; provided, however, that (i) in the case of a Transfer pursuant to Section 3.1.4, the written acknowledgement and agreement referred to above which is delivered by the Financial Institution shall provide that the Financial Institution shall become an Other Investor hereunder and be subject to the terms of this Agreement applicable to Other Investors upon the realization of its security in the Shares pledged, hypothecated or otherwise provided as security, all of which shall after such realization be deemed to be Other Investor Shares for purposes of this Agreement; (ii) Shares Transferred to an Investor, a Manager or an Other Investor pursuant to Section 3.1.1 shall thereafter become Investor Shares, Management Shares or Other Investor Shares (as applicable) hereunder of like kind with the other Shares held by such Section 3.1 Permitted Transferee and its Affiliates; (iii) Shares transferred pursuant to Section 3.1.1 to a Person other than an Investor, a Manager or an Other Investor shall thereafter be treated and deemed to be Shares of such kind as may be approved by the Investor Groups and the Corporation in connection with their approval of such Transfer, (iv) no Transfer by any holder of Shares to a Section 3.1 Permitted Transferee shall relieve such holder of any of its obligations hereunder, (v) any Common Shares Transferred pursuant to clause (b) of Section 3.1.3 shall conclusively be deemed thereafter not to be Shares under this Agreement and transferee of such shares shall not have any rights or obligations under this Agreement or under the Registration Rights Agreement in respect of such Shares and (vi) any Shares Transferred to the Corporation, BRP or any of their subsidiaries pursuant to the second sentence of Section 3.1.2 will be cancelled and will conclusively be deemed thereafter not to be Shares under this Agreement.

3.2. Additional Rights to Transfer Investor Shares; Etc. In addition to Transfers permitted under Section 3.1, subject to Sections 4.1 and 4.2 (and, in the case of Transfers after the Initial Public Offering, Section 5.4 (Lock-up) of the Registration Rights Agreement), any holder of Investor Shares or Other Investor Shares, and their respective Section 3.1 Permitted Transferees, may Sell Shares as follows:

(i) after (18) eighteen months following Closing, a Sale for cash consideration in a Private Placement Transaction to any Person that is a Non-Strategic Institutional Investor approved by the Majority Bain Investors, the Majority Beaudier Group Investors and the Majority Caisse Investors (such approvals not to be unreasonably withheld or delayed) having at least Cdn. $1 billion (or an equivalent amount) under management;

(ii) after the Initial Public Offering, a Sale through a Recognized Securities Exchange, provided however, that in connection with any sale representing a sale by any Investor (or Investor Group) of more than five percent (5%) of the Investor Shares held by such Investor (or such Investor’s Investor Group) as of the Closing within a period of fifteen (15) consecutive days, the selling Investor shall provide a written notice of such proposed sale (including the number of Shares to be sold and the Recognized Securities Exchange upon which such Sale in proposed to be completed) to the other holders of Investor Shares at least twenty-four (24) hours prior to such Sale; and

(iii) after the fourth anniversary of Closing, a Sale for consideration consisting of cash, Marketable Securities or a combination of cash and Marketable Securities in a Private Placement Transaction to any Person (provided that if such Sale is to occur prior to the Initial Public Offering, such Person must also be approved by the Majority Bain Investors, the Majority Beaudier Group Investors and the Majority Caisse Investors, such approvals not to be unreasonably withheld or delayed).

3.2.1. No Transfer permitted under the terms of clause (i) or (iii) of this Section 3.2 to a Person other than an Investor that is already party to this Agreement shall be effective unless the transferee of such Shares (each, a “Section 3.2 Private Placement Permitted Transferee”) has delivered to the Corporation a written acknowledgment and agreement in form and substance reasonably satisfactory to the Corporation that: (a) such Shares to be received by such Section 3.2 Private Placement Permitted Transferee shall become Other Investor Shares for purposes of this Agreement, and shall be subject to all of the provisions of this Agreement applicable to Other Investor Shares and (b) such Section 3.2 Private Placement Permitted Transferee shall be bound by, and shall be a party to, this Agreement as an Other Investor hereunder and (c) in the case of any transfer by any Caisse Investor to a Person other than a Bain Investor or a Beaudier Group Investor only, that such Section 3.2 Private Placement Permitted Transferee shall be subject to the rights of first offer requirements of Section 4.1 and the preferential allocation provisions of Section 4.1.4.2 (and, to the extent that the Beaudier Group Investors do not exercise such preferential allocation and purchase rights, to reallocation to other Investors) to the same extent as the Caisse; provided, however, that if in the context of any Caisse Investor seeking to transfer as a Participating Seller pursuant to Section 4.2, the Prospective Buyer objects to the application of 4.1.4.2 to it, then upon such transfer by the Caisse Investors to such Prospective Buyer, the provisions of Section 4.1.4.2 will not apply to such transferee or any of its subsequent transferees.

3.2.2. Each Section 3.2 Private Placement Permitted Transferee (and all subsequent transferees who acquire such Shares as permitted pursuant to clause (i) or (iii) of Section 3.2) shall be deemed an Other Investor under this Agreement.

3.2.3. In addition, (a) any Prospective Selling Investor may, in connection with any Transfer pursuant to clause (i) or (iii) of Section 3.2 (and subject to compliance with the applicable provisions of Sections 4.1 and 4.2), elect to assign to any transferee that is, or that in such transaction becomes, an Other Investor (a) all or a portion of the demand registration rights of such Prospective Selling Investor under the Registration Rights Agreement and (b) the right to submit an Election Notice and purchase Shares under Section 4.1 provided that such Prospective Selling Investor and such Other Investor transferee notify the Corporation and all other Investors and Other Investors of such assignment of rights.

3.2.4. Any Common Shares Transferred pursuant to clause (ii) of this Section 3.2 (in each case other than to an Investor) shall conclusively be deemed thereafter not to be Shares under this Agreement.

3.3. ROFO; Tag Alongs; and Drag Alongs. In addition to other Transfers permitted under Sections 3.1 and 3.2, any holder of Common Shares may Transfer such Shares for consideration consisting of cash, Marketable Securities, or any combination of cash and Marketable Securities, on the terms and subject to the conditions of Sections 4.1,4.2 and 4.3; but no Prospective Selling Investor (as such term is used in Section 4.1) may transfer Shares under Sections 4.1 or 4.2 unless the Prospective Buyer (as such term is used in Section 4.2) and the relevant transaction meets one or more of the requirements of a permitted sale under clause (i) or (iii) of Section 3.2. Investor Shares Transferred pursuant to Section 4.1 to an Electing Purchaser shall thereafter become Investor Shares hereunder of like kind with the other Shares held by such Electing Purchaser and its Affiliates. Any Common Shares Transferred pursuant to

Section 4.2 (in each case other than to an Investor or an Other Investor, or to a person who becomes an Other Investor in connection with such Transfer) or Section 4.3 shall conclusively be deemed thereafter not to be Shares under this Agreement.

3.4. Public. Subject to the provisions of Section 5.4 of the Registration Rights Agreement, any holder of Common Shares may Transfer such Shares in a Public Offering pursuant to the provisions of the Registration Rights Agreement, which Shares shall conclusively be deemed thereafter not to be Shares under this Agreement and not to be subject to any of the provisions hereof or entitled to the benefit of any of the provisions hereof.

3.5. Preferred Shares. The Preferred Shares cannot be Transferred at any time prior to December 31, 2013 and without the prior written consent of the Corporation and the Majority Investors. In addition, no Transfer of Preferred Shares after such date or for which such consent is obtained will be permitted unless the transferee of such Shares has delivered to the Corporation a written acknowledgment and agreement in form and substance satisfactory to the Corporation and the Majority Investors that the Preferred Shares to be received by such permitted transferee shall remain subject to all of the provisions of this Agreement and that such permitted transferee shall be bound by, and shall be a party to, this Agreement as the holder of Preferred Shares.

3.6. Class B Common Shares. Beaudier will not transfer any Class B Common Shares, or any Class A Common Shares issued upon conversion of Class B Common Shares, to any Person (whether or not such transferee is Beaudier Group Investor) until the earliest of (i) the third anniversary of the Initial Public Offering, (ii) such time as the Bain Investors are no longer entitled to designate any members of the Board, or (iii) such time as Beaudier and its Affiliates no longer own any other Class A Common Shares. Such restriction shall be in addition to the other restrictions on transfer of Class B Shares under this Agreement.

3.7. Indirect Transfers. The Beaudier Group Investors have entered into the Family Holding Companies’ Agreement to record their understandings with respect to their acquisition, holding and disposition of Shares and any direct or indirect issuance or transfer of ownership interests in Family Holding Companies. The Beaudier Group Investors have provided to the Corporation a copy of the Family Holdings Companies’ Agreement and hereby represent and warrant to the Corporation and to the Bain Investors that the english language translation of the Family Holding Companies’ Agreement also provided by the Beaudier Group Investors to the Bain Investors constitutes a complete and accurate translation in all material respects. The Beaudier Group Investors shall comply with, and shall not without the prior written consent of the Bain Investors and Caisse Investors amend, waive or otherwise vary, the provisions of the Family Holding Companies’ Agreement. For greater certainty:

3.7.1. Any Transfer or other transaction or occurrence or series of transactions or occurrences as a result of which a Beaudier Group Investor ceases to qualify as a Family Holding Company shall be considered for purposes of this Agreement to constitute a transfer of the Common Shares held by such Beaudier Group Investor in violation of this Agreement, unless cured as promptly as possible and in any event within 30 Business Days of such breach becoming known to such Beaudier Group Investor.

3.7.2. The Beaudier Group Investors will promptly notify the Corporation and each other Investor of any Transfer, operation or other event that results in a Beaudier Group Investor no longer qualifying as a Family Holding Company.

3.7.3. The Beaudier Group Investors will provide to any other Investor or Investor Group Representative, upon reasonable notice from time to time, an officer certificate confirming that each member of the Beaudier Group Investors continues to qualify as a Family Holding Company.

3.7.4. If, as a result of any Transfer or other transaction or occurrence or series of transactions or occurrences, any Beaudier Group Investor ceases to qualify as a Family Holding Company and fails to cure such situation within the 30 Business Day period specified in Section 3.7.1, then such non-qualifying Beaudier Group Investor will forthwith distribute Shares held by it to one or more Members of the Bombardier/ Beaudoin Family as contemplated by the first paragraph of Section 2.3 of the Family Holding Companies’ Agreement. If such distribution occurs after the Initial Public Offering it will be done pursuant to Section 3.1.3(b) of this Agreement with no independent requirement for the transferee to sign this Agreement in connection with such distribution. But if such distribution is prior to the Initial Public Offering as a condition to such distribution each such transferee must sign and deliver to the Corporation a written acknowledgment and agreement in form and substance reasonably satisfactory to the Corporation that such Members of the Bombardier/Beaudoin Family will become Beaudier Group Investors under this Agreement and that the Shares distributed to them will remain Investor Shares for purposes of this Agreement and continue to be subject to all of the provisions of this Agreement applicable to Investor Shares held by Beaudier Group Investors.

3.7.5. If the distribution to Members of the Bombardier/ Beaudoin Family described in Section 3.7.4 (and contemplated by the first paragraph of Section 2.3 of the Family Holding Companies’ Agreement) is not possible or if the proposed transferee fails to sign and deliver such acknowledgement and agreement regarding joinder to this Agreement described in the final sentence of Section 3.7.4, then such non-qualifying Beaudier Group Investors will (a) offer all Shares held by such non-qualifying Beaudier Group Investor to other Beaudier Group Investors under the offer mechanics of Section 2.3 of the Family Holding Companies’ Agreement; and (b) if other Beaudier Group Investors who qualify as Family Holding Companies fail to purchase all such Shares, then such non-qualifying Beaudier Group Investor will offer to sell any remaining Shares held by it to the Bain Investors and the Caisse Investors at the fair market value of such shares (as determined by an independent third party), with the allocation of such remaining shares among the Bain Investors and the Caisse Investors to be as agreed between the Bain Investors and the Caisse Investors (or, in the absence of such agreement, in proportion to their respective ownership of Shares as of immediately prior to such offer); and (c) if, after giving effect to the foregoing, such non-qualifying Beaudier Group Investor continues to hold Shares then: (i) such non-qualifying Beaudier Group Investor will thereafter be treated as an “Other Investor” for purposes of this Agreement, (ii) the Shares held by such non-qualifying Beaudier Group Investor will thereafter be treated as an “Other Investor Shares” for purposes of this Agreement,

(iii) accordingly (for the avoidance of doubt), among other things such non-qualifying Beaudier Group Investor will thereafter have no rights under Sections 2.1, 2.2, 2.3, 2.4.2 or 11.2 of this Agreement and the shares held by such non-qualifying Beaudier Group Investor will be deemed for purposes of Section 2.1.1 to be no longer held by Beaudier Group Investors.

3.7.6. For the period from the Closing until the earlier of three years after the Initial Public Offering or the fifth anniversary of the Closing, the Beaudier Group Investors will use reasonable efforts to cause Laurent Beaudoin (or, if he is unable or willing to serve, Pierre Beaudoin) to serve as the Delegate for the Family Holding Companies under the Family Holding Companies’ Agreement and as the Investor Group Representative of the Beaudier Group Investors under this Agreement.

3.8. Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 3 shall be null and void, and the Corporation shall not in any way give effect to any such impermissible Transfer.

4. RIGHT OF FIRST OFFER; TAG ALONG AND DRAG ALONG RIGHTS.

4.1. Right of First Offer. If one or more holders of Investor Shares or of Other Investor Shares (each such holder, a “Prospective Selling Investor”) proposes to Sell any Common Shares in a transaction pursuant to Section 3.2(i), 3.2(iii) or as one of the Drag-Along Initiating Sellers pursuant to Section 4.3, such proposed Sale shall not be consummated except in compliance with this Section 4.1:

4.1.1. Notice. The Prospective Selling Investors shall furnish a written notice of such proposed Sale (an “Offer Notice”) to each other Investor and to each Other Investor to whom the right to participate in purchases under this Section 4.1 has been assigned as provided in clause (b) of Section 3.2.3 (each, a “First Offer Holder”) not less than thirty (30) days prior to any such proposed Sale. The Offer Notice shall notify each First Offer Holder of the Prospective Selling Investors’ intent to sell and shall include: (i) the number of Common Shares proposed to be sold by the Prospective Selling Shareholder (the “Subject Shares”), (ii) the name and address of the Prospective Buyer, if known, and (if and when available) a copy of agreement with the Prospective Buyer, (iii) the per Share consideration proposed for such a Sale (the “ROFO Price”), (iv) whether the Prospective Selling Investors intend to exercise the rights under Section 4.3 (in which case the Offer Notice shall relate to all Shares held by the Prospective Selling Investors), and (v) all other material terms and conditions of the Proposed Transfer, including the intended method of Transfer, to the extent then known.

4.1.2. Exercise. Each First Offer Holder may elect to purchase all or any portion of the Subject Shares at the per Share price equal to the ROFO Price and otherwise on the same terms and conditions specified in the Offer Notice by delivering, within thirty (30) days after effectiveness of the Offer Notice to the First Offer Holder(s), a written notice of such election (an “Election Notice”) to the Corporation, the Prospective Selling Investor and the other First Offer Holder(s), if any, stating the number of Common Shares held by such First Offer Holder and the percentage of Subject Shares which such

First Offer Holder proposes to purchase, which proposed percentage may be more or less than such First Offer Holder’s respective pro rata ownership interest. Each such First Offer Holder who so elects to purchase any Subject Shares is referred to herein as an “Electing Purchaser”. The acceptance by each Electing Purchaser in his Election Notice shall be irrevocable, and be subject to no condition other than the provision and funding of financing, as contemplated in Section 4.1.3 below. Each First Offer Holder who does not elect to purchase any Subject Shares through the submission of an Election Notice as provided above shall be deemed to have waived all of its rights to participate in the purchase of the Subject Shares contemplated by the related Offer Notice.

4.1.3. Evidence of Financing. Within 45 days following the delivery of the Election Notice, the Electing Purchaser shall deliver the Prospective Selling Investor evidence of available funds and/or committed financing for the Electing Purchaser’s purchase of Subject Shares. If such evidence is not delivered within such 45 day period, or, taken as a whole, is subject to broader conditions or otherwise less definite than the BRP Deal Commitment Letter, the Election Notice of such Electing Purchaser shall be deemed to be withdrawn.

4.1.4. Allocation Among First Offer Holders.

4.1.4.1. If more than one First Offer Holder elects to purchase Subject Shares and the First Offer Holder(s) elect to purchase collectively more than the aggregate number of Subject Shares, then Subject Shares shall first be allocated to each Electing Purchaser in an amount equal to the lesser of (a) the maximum amount of Subject Shares specified by each such Electing Purchaser in its written notice to the Corporation and (b) each such Electing Purchaser’s pro rata share of such Subject Shares based on the number of Common Shares owned by each Electing Purchaser as of immediately prior to the expiration of the period for submitting Election Notices. Any Subject Shares that remain following such procedure shall be offered and allocated to Electing Purchasers to the extent they express (or in the Election Notice expressed) a willingness to purchase additional Subject Shares (and, in the case of over-subscription for such additional Subject Shares, shall be allocated among Electing Purchasers in such manner as they may agree, or absent agreement pro rated in accordance with their respective ownership of Common Shares).

4.1.4.2. Notwithstanding Section 4.1.4.1, if the Prospective Selling Investor is Caisse (or an Other Investor to whom Caisse transferred Shares pursuant to clause (i) or (iii) of Section 3.2, except to the extent exempted from application of this provision by the provisions of clause (c) of Section 3.2.1) and Beaudier elects to purchase all or any portion of the Subject Shares, then the number of Subject Shares that Beaudier elected to purchase shall be allocated for purchase by Beaudier and the balance, if any, shall be allocated in accordance with Section 4.1.4.1.

4.1.4.3. Notwithstanding Sections 4.1.4.1 and 4.1.4.2, if any Electing Purchaser fails to provide evidence of financing as required under

Section 4.1.3 (or, having provided such evidence, subsequently is unable to secure or close such required financing and is therefore unable to consummate the proposed purchase of Subject Shares as contemplated by Section 4.1.5), then Subject Shares may be reallocated among other Electing Purchasers as described in Section 4.1.4.1 to the extent they express (or in the Election Notice expressed) a willingness to accept such additional allocations.

4.1.5. Sale to First Offer Holders. If the Electing Purchaser(s) have collectively elected to purchase pursuant to this Section 4.1 all (but not less than all) of the Subject Shares, then the Electing Purchaser(s) will consummate such Sale as soon as practical, but in any event within 120 days of the delivery of the Offer Notice. If the Electing Purchaser(s) have collectively elected to purchase pursuant to this Section 4.1 less than all of the Subject Shares (or having elected to purchase all Subject Shares, due to collapse of financing or otherwise, are unable to consummate such purchase as set forth in this Section 4.1.5), then Prospective Selling Investors may elect to (a) proceed with such Sale of the Subject Shares pursuant to Section 3.2(i), 3.2(iii) or 4.3 (as the case may be), subject (except in the case of a Sale pursuant to Section 4.3) to the provisions of Sections 4.1.6 and 4.2, or (b) Sell to the Electing Purchaser(s) the number of Subject Shares that they offered to purchase in their Election Notices as soon as practical within 120 days of the delivery of the Offer Notice or (c) consummate any combination of the Sales contemplated by clauses (a) and (b) above. An Electing Purchaser may designate one or more Affiliates of such Electing Purchaser or one or more members of the same Investor Group as such Electing Purchaser (provided that if the Electing Purchaser is a Beaudier Group Investor such Affiliate or other member must then still be qualified as a Family Holding Company) to purchase from the Prospective Selling Investor all or any portion of the Subject Shares that such Electing Purchaser elected to purchase; provided that, if such Affiliate is not already a party to this Agreement, then as a condition to such purchase, such Affiliate must become a party to and bound by this Agreement as an Investor (or Other Investor, as the case may be). All amounts payable by an Electing Purchaser (or designee thereof) pursuant to this Section 4.1 shall be paid in cash at the closing of such purchase or, to the extent provided in the Offer Notice, in installments of cash over time.

4.1.6. Transfer to Third Parties. If the Electing Purchaser(s) do not collectively elect to purchase all of the Subject Shares (or having elected to purchase all Subject Shares, due to collapse of financing or otherwise, are unable to consummate such purchase as set forth in Section 4.1.5), the Prospective Selling Investor may, subject to Section 4.2, Sell all (but not less than all) of the Subject Shares to one or more third parties pursuant to Section 3.2(i), 3.2(iii) or 4.3 for consideration per share no less than the ROFO Price specified in, and on other terms no more favorable to such third parties than those set forth in, such Offer Notice; provided that: (i) the number of Subject Shares eligible to be sold in such Sale by the Prospective Selling Investor shall be reduced to the extent required pursuant to Section 4.2.4; (ii) such Sale(s) by the Prospective Selling Investor may be made only within the nine-month period immediately following the last date for submission of Election Notices (or, if applicable, Tag Along Offers) with respect to such Sale and (iii) nothing herein is intended or will be construed to limit a Prospective Selling Investor from selling a portion of the Subject

Shares to the Electing Purchaser(s) and only the balance (subject to Section 4.2) to a third party pursuant to Section 3.2(i), 3.2(iii) or 4.3 (as the case may be) as contemplated by Section 4.1.5. In the event the Subject Shares are not Sold in accordance with the immediately preceding sentence, the Subject Shares shall be subject to the provisions of this Section 4.1 in connection with any subsequent Transfer or proposed Transfer of such Subject Shares pursuant to Section3.2(i), 3.2(iii) or 4.3, unless the failure to complete such sale resulted from the failure of any Electing Purchaser to comply with the terms of this Section 4.1 in which case the Subject Shares that were allocated to such defaulting Electing Purchaser may, at the election of the Prospective Selling Investor, be Sold at any time to one or more other Electing Purchasers in accordance with Section 4.1 (or, if such other Electing Purchasers fail to purchase all such Subject Shares within 5 days then to one or more third parties in accordance with this Section 4.1.6). The Corporation shall cooperate reasonably with the Prospective Selling Investor in connection with such Transfer, including by furnishing information to the Prospective Buyer (subject to customary confidentiality agreements) and making members of the Corporation’s management available for interviews, due diligence and road shows.

4.1.7. If a Proposed Selling Investor proposes a Sale (pursuant to Section 3.2(i), 3.2(iii) or as an Approved Drag-Along Sale) in which the consideration to be paid or otherwise distributed to Shareholders would consist of anything other than cash, for purposes of determining whether the consideration payable in such transaction equals or exceeds the ROFO Price in the applicable Offer Notice: (i) cash will be valued at its face amount; (ii) the cash value of Marketable Securities, including Cash Equivalents, will be deemed, at any time, to be the weighted average trading price (by dollar volume) of such Marketable Securities for the most recent 30 trading days for such securities and (iii) any other consideration (including any retained equity that is not in the form of Marketable Securities) will be valued at zero.

4.1.8. If one or more Drag Along Initiating Sellers propose a Sale pursuant to Section 4.3 in which the consideration to Shareholders would include Marketable Securities, and at any time prior to the 30th day preceding the date set for the closing of that Sale, such Marketable Securities shall trade in a range (calculated based on weighted average trading price (by dollar volume) of such Marketable Securities for the preceding 30 trading days for such securities) such that the total per Share consideration in such Sale would, if recalculated based on such most recent 30 trading days, be less than 90% of the ROFO Price set forth in the applicable Offer Notice (such lesser total per Share consideration value being referred to as the “New Cash Value”), then the Drag Along Initiating Sellers shall so notify the First Offer Holders and will have a period of 30 days to negotiate with the Prospective Buyer such changes as may be necessary to assure that the aggregate per Share consideration in such Sale (calculated on the basis described in Section 4.1.7) is not less than 90% of the ROFO Price set forth in such Offer Notice; but if the Drag Along Initiating Holders are not able, within that 30-day period, to achieve that result then (a) the Offer Notice shall be deemed to have been revised to reflect the New Cash Value; (b) the Drag Along Initiating Sellers will promptly so notify the First Offer Holders; and (c) the First Offer Holders or Electing Purchasers, as the case may be, shall have a period of five Business Days to withdraw or submit new Election Notices pursuant to Section 4.1.2.

4.1.9. Cooperation Regarding Investment Canada. The Corporation and each Investor will, upon request of any Prospective Selling Investor, cooperate with one another in order to seek any order or modification to undertakings provided by the Corporation under the Investment Canada Act to the extent that such order or modification would facilitate such the Sale proposed by such Prospective Selling Investor; provided that the Corporation will not, and no Investor will be required to, incur any cost, make any change in the economic or other aspects of the proposed Sale transaction, suffer any delay, take any action that would limit the ability of any Prospective Selling Investor to Sell Subject Shares as contemplated by the Offer Notice delivered as set forth in this Section 4.1, or accept any further restriction or undertaking under the Investment Canada Act with respect to future action in relation to the Shares, the Corporation or its business that would be material and adverse to its interests.

4.2. Tag Along. In the event a Prospective Selling Investor delivers an Offer Notice in accordance with Section 4.1 and the Eligible Purchaser(s) do not elect to purchase all of the Subject Shares specified in such Offer Notice, such Prospective Selling Investor shall be entitled to Sell the Investor Shares identified in such Offer Notice in a transaction described in Section 3.2(i) or 3.2(iii) provided that such Prospective Selling Investor of Subject Shares complies with the provisions of this Section 4.2.

4.2.1. Notice. The Prospective Selling Investor will deliver a written notice (a “Tag-Along Notice”) to each other holder of Common Shares (each a “Tag Along Holder” and, collectively, the “Tag Along Holders”). The Tag-Along Notice will be provided not less than 5 Business Days prior to the applicable closing date for a Sale in which the consideration to Shareholders consists of only cash (and not less than 20 Business Days prior to the applicable closing date for a Sale in which the consideration to Shareholders includes non-cash consideration). The Tag Along Notice shall include: (i) the number of Subject Shares that such Prospective Selling Investor proposes to Transfer pursuant to Section 3.2(i) or 3.2(iii) (as well as the percentage of all Common Shares held by such Prospective Selling Investor that the Subject Shares constitute (the “Tag Along Sale Percentage”)); (ii) the name and address of the Prospective Buyer, if known, and (if and when available) a copy of the agreement with the Prospective Buyer; (iii) the proposed consideration per share, which must equal or exceed the ROFO Price set forth in the Offer Notice sent under Section 4.1.1 with respect to such transaction; (iv) any other material terms and conditions of the Proposed Transfer (including the material terms of any purchase agreement); and (v) an invitation to each Tag Along Holder to make an offer to include in the proposed Sale to the applicable Prospective Buyer an additional number of Common Shares held by such Tag Along Holder (not in any event to exceed the Tag Along Sale Percentage of the total number of Common Shares held by such Tag Along Holder), on the same terms and conditions, with respect to each Share Sold, as the Prospective Selling Investors shall Sell each of their Common Shares to the extent that such Tag Along Holders elect to exercise their co-sale rights under this Section 4.2.

4.2.2. Exercise. Each Tag Along Holder desiring to make an offer to include Common Shares in the proposed Sale (each a “Participating Seller” and, together with the Prospective Selling Investors, collectively, the “Tag Along Sellers”) shall furnish a written notice (the “Tag Along Offer”) to the Prospective Selling Investors not later than: (i) 3 Business Days after the effectiveness of the Tag Along Notice in the case of a Sale in which the consideration to Shareholders consists of only cash or (ii) 18 Business Days after the effectiveness of the Tag Along Notice in the case of a Sale in which the consideration to Shareholders includes non-cash consideration. The Tag Along Offer will set forth an offer to include the number of Common Shares (not in any event to exceed the Tag Along Sale Percentage of the total number of Common Shares held by such Participating Seller) which such Participating Seller desires to have included in the proposed Sale. Each Tag Along Holder who does not so accept the Prospective Selling Investors’ invitation to make an offer to include Common Shares in the proposed Sale shall be deemed to have waived all of his rights to participate in such Sale, and the Tag Along Sellers shall thereafter be free to Sell to the Prospective Buyer, at a per share price no greater than the per share consideration set forth in the Tag Along Notice and on other principal terms which are not materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Holder pursuant to this Section 4.2.

4.2.3. Irrevocable Offer. The offer of each Participating Seller contained in his Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Participating Seller shall be bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each Common Share Sold, as the Prospective Selling Investors, up to such number of Common Shares as such Participating Seller shall have specified in his Tag Along Offer; provided, however, that if the terms of the proposed Sale change with the result that the per share consideration shall be less than the per share consideration set forth in the Tag Along Notice (other than from a change in the value of the Marketable Securities, if any, included in the per share consideration) or the other material terms shall be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, each Participating Seller shall be permitted to withdraw the offer contained in his Tag Along Offer and shall be released from his obligations thereunder.

4.2.4. Reduction of Shares Sold. The Prospective Selling Investors shall attempt to obtain the inclusion in the proposed Sale of the entire number of Common Shares which each of the Tag Along Sellers requested to have included in the Sale (as evidenced in the case of the Prospective Selling Investors by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller’s Tag Along Offer). In the event the Prospective Selling Investors shall be unable to obtain the inclusion of such entire number of Common Shares in the proposed Sale, the number of Common Shares to be sold in the proposed Sale shall be allocated among the Tag Along Sellers in proportion, as nearly as practicable, as follows:

(i) there shall be first allocated to each Tag Along Seller a number of Common Shares equal to the lesser of (A) the number of Common Shares offered to be included by such Tag Along Seller in the proposed Sale pursuant to this Section 4.2, and (B) a number of Common Shares equal to the aggregate number of Common Shares proposed to be purchased by the Prospective Buyer in the proposed Sale multiplied by a fraction, the numerator of which is the aggregate number of Common Shares held by such Tag Along Seller, and the denominator of which is the aggregate number of Common Shares held by all Tag Along Sellers (the “Pro Rata Portion”); and

(ii) the balance, if any, not allocated pursuant to clause (i) above shall be allocated to the Prospective Selling Investors pro rata to each such Prospective Selling Investor based upon the number of Common Shares held by such Prospective Selling Investor, or in such other manner as the Prospective Selling Investors may otherwise agree.

4.2.5. Additional Compliance. If prior to consummation, the terms of the proposed Sale shall change with the result that the per share price to be paid in such proposed Sale shall be greater than per share consideration set forth in the Tag Along Notice (other than from a change in the value of the Marketable Securities, if any, included in the per share consideration) or the other principal terms of such proposed Sale shall be materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished pursuant to this Section 4.2, and the terms and provisions of this Section 4.2 separately complied with, in order to consummate such proposed Sale. If the Prospective Selling Investors have not completed the proposed Sale within nine (9) months following the date of the effectiveness of the Tag Along Notice delivered pursuant to Section 4.2.1 with respect to the Proposed Sale, each Participating Seller shall be released from his obligations under his Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 4.2 separately complied with, in order to consummate such proposed Sale, unless the failure to complete such proposed Sale resulted from any failure by any Participating Seller to comply with the terms of this Section 4.

4.2.6. Cooperation Regarding Investment Canada. The Corporation and each Investor will, upon request of any Participating Seller, cooperate with one another in order to seek any order or modification to undertakings provided by the Corporation under the Investment Canada Act to the extent that such order or modification would facilitate such Participating Seller’s participation in a Sale under Section 4.2; provided that the Corporation will not, and no Investor will be required to, (i) incur any cost, (ii) make any change in the economic or other aspects of the proposed Sale transaction, (iii) suffer any delay, (iv) subject to the following provisions of this Section 4.2.6, take any action that would limit the ability of any Prospective Selling Investor or of any other Participating Seller to Sell Subject Shares as contemplated by the Tag Along Notice and Tag Along Offers delivered as set forth in this Section 4.2 or make any changes to its rights and obligations hereunder, or (v) accept any further restriction or undertaking under the Investment Canada Act with respect to future action in relation to the Shares, the Corporation or its business that would be material and adverse to its interests. If notwithstanding such efforts any Caisse Investor is precluded from selling Subject Shares in accordance with its rights under Section 4.2 due to the failure or inability of the Corporation to obtain an order or modification contemplated under this Section 4.2.6, no

Sale under this Section 4.2 shall take place unless the Participating Sellers are able to structure the transaction that complies with those Investment Canada Act undertakings (and, if such efforts to restructure the Sale include identifying an alternative buyer, other than the original Prospective Buyer, then such alternative or substitute buyer for the Shares of the Caisse Investor in that Sale will be deemed to be a Prospective Buyer and no party will have any separate purchase right under Section 4.1 or co-sale rights under Section 4.2 with respect to the transfer by Caisse Investors of Shares to such alternative buyer as part of the Sale pursuant to this Section 4.2).

4.2.7. Caisse Tag in Certain Change of Control Transactions. If the Caisse Investors exercise, to the full extent of their respective Tag Along Sale Percentages, the right under this Section 4.2 to become a Tag-Along Seller in a Sale prior to the Initial Public Offering that would constitute a Change of Control and result in termination of this Agreement but would not otherwise result in the Caisse Investors holding, in the aggregate, less than 10% of the Original Caisse Shares, then before completing that Sale (which gives rise to such tag-along participation rights under this Section 4.2) the Prospective Selling Investor will assure that (a)(i) the Caisse Investors will be consulted in the negotiation of contractual governance rights, if any, to be granted to the Investors after such Sale and (ii) the Caisse Investors receive customary piggy-back incidental registration rights with respect to the Common Shares held by Caisse after giving effect to such Sale or (b) as part of such Sale, the Caisse Investors are given the opportunity to Sell (in addition to their portion of shares allocated to them pursuant to Section 4.2.4) additional Shares for some combination of cash, Cash Equivalents or Marketable Securities (having a value, determined as described in Section 4.1.7, not less than the price per Share otherwise applicable to Shares included in the Sale as provided above) such that the Caisse Investors would hold, in the aggregate, no more than 10% of the Original Caisse Shares after taking into account the Sale of such additional Shares. All Investors waive any right that they might otherwise have under Section 4.1 to preempt by right of first offer under Section 4.1, or to participate under Section 4.2 in, the sale of those additional Shares by the Caisse Investors.

4.3. Drag- Along Sale.

4.3.1. If one or more Investors meeting the requirements described in clause (i), (ii) or (iii) of Section 4.3.2 (the “Drag-Along Initiating Sellers”) determine to effect an Approved Drag-Along Sale and have complied with the provisions of Section 4.1 with respect to first offer rights applicable to such Sale (including the notice requirements of Section 4.1.1), then all other holders of Common Shares, Options, Warrants or Convertible Securities will sell all of the Common Shares, Options, Warrants and Convertible Securities held by such other holders in such Approved Drag Along Sale (or, in the event of a Sale structured as a sale of all or Substantially All assets, merger, consolidation, amalgamation or similar transaction will vote in favor of, consent to, participate in and not object or otherwise impede the consummation of, the Approved Drag-Along Sale).

4.3.2. The right to require holders of Common Shares, Options, Warrants and Convertible Securities to sell such Common Shares and other securities, vote in favor of,

consent to, participate in and not object to such Approved Drag-Along Sale and or take other action pursuant to this Section 4.3 may be exercised only by the Investors and in the circumstances described in any of clauses (i), (ii) or (iii) of this Section 4.3.2, namely:

(i) at any time following the eighteenth month after the Closing, by one or more of the Majority Bain Investors, the Majority Caisse Investors or the Majority Beaudier Group Investors if the proposed Sale would provide per Share consideration to the Investors (in the form of cash or Marketable Securities paid or distributed to holders of Common Shares, calculated as provided in Section 4.1.7 and subject to the provisions of Section 4.1.8) equal to or in excess of four times the cash purchase price paid by the Investors for Class A Common Shares acquired at, or immediately prior to, the Closing; provided, however, that no Investor Group that then owns a majority of the Class A Common Shares then outstanding may be required under this Section 4.3.2(i) to participate in any Approved Drag-Along Sale unless the Investor Group that seeks to exercise rights under this Section 4.3.2(i) continues to own Class A Common Shares in an amount not less than 50% of all of the Class A Common Shares held by such Investor Group as of the Closing.

(ii) at any time following the fourth anniversary of the Closing by one or more Investors owning in the aggregate 50% or more of the aggregate Class A Common Shares then outstanding; and

(iii) at any time following the fourth anniversary of the Closing by either (a) the Bain Investors (acting alone) if the Bain Investors continue to hold all of the Class A Common Shares held by them as of the Closing, (b) the Beaudier Group Investors and the Caisse Investors (acting together) if Beaudier Group Investors and Caisse Investors, collectively, continue to hold all of the Class A Common Shares held by them as of the Closing, or (c) the Beaudier Group Investors (acting alone) if the Caisse Investors have transferred to the Beaudier Group Investors, pursuant to Section 4.1.4.2 or otherwise, all of the Class A Common Shares held by Caisse Investors as of the Closing and the Beaudier Group Investors continue to hold all of the Class A Common Shares held by them and the Caisse Investors as of the Closing.

4.3.3. Required Actions. In connection with any Approved Drag-Along Sale, each holder of Shares, Options, Warrants or Convertible Securities will: (a) cast all votes to which such holder is entitled in respect of the Shares (or other securities), whether at any annual or special meeting, by written consent or otherwise, in such manner as may be requested by the Drag-Along Initiating Sellers to approve any sale, recapitalization, merger, consolidation, amalgamation, reorganization or any other transaction or series of transactions involving the Corporation or its subsidiaries (or all or a substantial portion of their respective assets or of the Shares, Options, Warrants or Convertible Securities) in connection with, or in furtherance of, the exercise by any Investors of their rights under this Section 4.3; and (b) waive all dissenter’s rights, appraisal rights and similar rights applicable to any such transactions. If the Approved Drag-Along Sale is structured as a sale of shares, each holder of Common Shares will agree to sell, and will sell, all of its Common Shares and rights to acquire Common Shares on the terms and conditions so approved by the Drag-Along Initiating Sellers; and, if and to the extent requested by the Drag-Along Initiating Sellers, the holders of Options, Warrants or Convertible Securities will Sell such securities as contemplated by Section 4.4.4. In furtherance of the foregoing, (a) each holder of Shares, Options, Warrants and Convertible Securities will take all actions (including executing the applicable purchase agreement and other documents) reasonably requested by the Drag-Along Initiating Sellers in connection with the consummation of the Approved Drag-Along Sale and (b) each holder of Shares, Options, Warrants or Convertible Securities will make such representations and warranties, provide such indemnities and enter into such other obligations (in each case subject to Section 4.4.2 below) as the Drag-Along Initiating Sellers may specify (but only to the extent the Drag-Along Initiating Sellers are similarly obligated) in connection with such Approved Drag-Along Sale. Each holder of Shares will also take such actions as may be required to cause the members of the Board (or members of the board of any subsidiary of the corporation) to approve and take all actions necessary to permit consummation of an Approved Drag-Along Sale to be effected in accordance with this Section 4.3, however structured (including replacing such members, if necessary).

4.3.4. Conditions to Shareholders’ Obligations. The obligations of the holders of Shares with respect to an Approved Drag-Along Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Drag-Along Sale, each holder of Common Shares will receive in respect of its Common Shares the same form of consideration and the same portion of the aggregate consideration (on a per Share basis) that other such holders of Common Shares receive in the Approved Drag-Along Sale; (ii) if any holders of Common Shares are given a choice or election as to the form and amount of consideration to be received in respect of such Common Shares, each holder of such Common Shares will be given the same choice or election; (iii) each holder of then currently exercisable Options, Warrants or other rights to acquire Common Shares will be given an opportunity to exercise such rights prior to the consummation of the Approved Drag-Along Sale and participate in such sale as holders of such class of Shares or will be subject to the treatment described in Section 4.4.4 and (iv) the Approved Drag-Along Sale will be completed within the nine-month period immediately following the last date for submission of Election Notices with respect to such Sale, unless the failure to complete such Approved Drag-Along Sale resulted from any failure by any Shareholder to comply with the terms of this Section 4.3.

4.4. Miscellaneous. The following provisions shall be applied to any proposed Sale to which Section 4.1 or 4.2 or 4.3 applies:

4.4.1. Certain Legal Requirements. In the event the consideration to be paid in exchange for Common Shares in a proposed Sale pursuant to Section 4.1, 4.2 or 4.3 includes any securities, and the receipt thereof by a Participating Seller (other than an Investor that is an Accredited Investor) would require under applicable law (a) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (b) the provision to any Tag Along Seller or any Shareholder in an Approved Drag-Along Sale of any specified information regarding the Corporation, such securities or the issuer thereof, such Participating Seller or other Shareholder (other than any Investor that is an Accredited Investor) will not have the right to Sell Common Shares in such proposed Sale. In such event, the Prospective Selling Investors shall use reasonable efforts (without obligation to pay any costs or suffer any economic consequence), to cause to be paid to such Participating Seller or other Shareholder in exchange for their Common Shares, against surrender of the Common Shares (in accordance with Section 4.4.6 hereof) which would have otherwise been Sold by such Participating Seller to the Prospective Buyer in the proposed Sale, an amount in cash equal to the total cash value of the consideration that the Participating Seller would have otherwise received, such value in the case of Marketable Securities to be deemed to equal the weighted average trading price (by dollar volume) of such Marketable Securities for the 15 Business Days immediately preceding the date on which such securities would have been issued in exchange for such Common Shares.

4.4.2. Further Assurances. The Corporation and each Participating Seller and Electing Purchaser, whether in his capacity as a Participating Seller, Electing Purchaser, shareholder, officer or director of the Corporation, or otherwise, shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Sale pursuant to Section 4.1, Section 4.2 or Section 4.3 and any related transactions (including, without limitation, to comply with Canadian Securities Laws or the U.S. Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder (the “Exchange Act”) respecting takeover bids or going private transactions) on the terms and subject to the conditions of this Agreement, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Prospective Selling Investors and the Prospective Buyer; provided, however, that Participating Sellers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence; and provided further that if it shall be necessary to comply with Canadian Securities Laws or the Exchange Act respecting takeover bids or going private transactions, the outside date for closing any such sale determined in accordance with Sections 4.1, 4.2 or 4.3 shall be extended by such time (not exceeding 90 days) as shall be necessary in order to effect such compliance. Without limiting the generality of the foregoing, each Participating Seller will execute and deliver such agreements as may be reasonably specified by the Prospective Selling Investors

(provided that such Prospective Selling Investors will also be party to such agreements and bound by the same representations, warranties, covenants, indemnities and other terms), including agreements having terms that are customary is such circumstances to (a) (i) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares and the absence of any Adverse Claim with respect to such Shares and (ii) be liable in respect of such representations, warranties, covenants and other agreements up to the full amount of all proceeds to such Participating Seller in connection with such Sale and (b) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Corporation and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any Sale of Shares shall not exceed the lesser of (i) such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s portion of the total number of Shares included in such Sale or (ii) 30% of the proceeds to such Participating Seller in connection with such Sale. Each holder of Shares will also take such actions as may be required to cause the members of the Board (or members of the board of any subsidiary of the corporation) to approve and take all actions necessary to permit consummation of an Approved Drag-Along Sale to be effected in accordance with Section 4.3, however structured (including replacing such members, if necessary).

4.4.3. Sale Process. The Drag-Along Initiating Sellers (in the case of a proposed Sale pursuant to Section 4.3) or the Prospective Selling Investors (in the case of a proposed Sale pursuant to Section 4.1 or 4.2) shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Sale and the terms and conditions thereof. No holder of Investor Shares nor any Affiliate of any such holder shall have any liability to any other holder of Shares arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Sale except to the extent such holder shall have failed to comply with the provisions of this Section 4.

4.4.4. Treatment of Options, Warrants and Convertible Securities. To the extent that any Options, Warrants or Convertible Securities are subject to any Approved Drag-Along Sale pursuant to Section 4.3, the Drag Along Initiating Sellers may elect to require the holders of such Options, Warrants or Convertible Securities to: (i) exercise, convert or exchange such Options, Warrants or Convertible Security on a cashless conversion or net exercise basis immediately prior to the closing of such Sale, if permitted under the terms of any such Option, Warrant or Convertible Security, to the extent necessary to Sell Common Shares to the Prospective Buyer or (ii) sell such Options, Warrants or Convertible Securities in any Sale pursuant to Section 4.3, and provide that such holders shall receive in exchange for such Options, Warrants or Convertible Securities consideration equal to the amount (if greater than zero) determined by subtracting from the aggregate purchase price per Common Share of Shares issuable upon exercise of such Options, Warrants or Convertible Securities to the extent then exercisable or convertible the aggregate exercise price that would have been payable in connection with the exercise or conversion of such Options, Warrants or Convertible Securities to the extent then exercisable or convertible. The terms, conditions, obligations and restrictions applicable under this Agreement to holders of Shares in connection with any Approved Drag-Along Sale (including the provisions of Sections 4.4.1, 4.4.2 and 4.4.3) shall apply mutatis mutandi to holders of Options, Warrants and Convertible Securities.

4.4.5. Expenses. All reasonable out-of-pocket costs and expenses incurred by the Drag-Along Initiating Sellers or the Corporation in connection with any proposed Sale pursuant to Section 4.3 (whether or not consummated), including all attorneys fees and charges, accounting fees and charges and finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Corporation; but if one or more proposed Sales pursuant to Section 4.3 are not consummated, the Corporation will not have to pay or reimburse more than $1,000,000 worth of such expenses of the Drag-Along Initiating Seller in connection with those failed transactions. Each Shareholder will pay any other costs and expenses incurred by it in connection with any proposed Sale pursuant to this Section 4.3 (whether or not consummated).

4.4.6. Closing. The closing of a Sale to which Section 4.1, 4.2 or 4.3 applies shall take place at such time and place as the Prospective Selling Investors or the Drag-Along Initiating Sellers (as the case may be) shall specify by notice to each Participating Seller. At the closing of such Sale, each Participating Seller shall deliver the certificates evidencing the Shares to be Sold by such Participating Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

4.5. Special ROFO. After the Initial Public Offering, the Beaudier Group Investors shall have a priority right of first offer in respect of any proposed Transfer of Investor Shares by Caisse Investors under Section3.2(ii) or in accordance with the Registration Rights Agreement.

4.5.1. If the Caisse Investors desire to Transfer any Investor Shares in accordance with Section 3.2(ii), they shall furnish a written notice to the Beaudier Group Investors. Such notice (a “Special Notice”) shall set out the number of Investor Shares proposed to be Transferred, the manner in which they are proposed to be Transferred, the price at which the Caisse Investors propose to Transfer such Investor Shares (the “Specified Price”), and a period of either two (2) Business Days or five (5) Business Days, as the Caisse Investors may elect (the “Acceptance Period”), during which the Beaudier Group Investors may irrevocably agree to purchase such shares at the Specified Price. The Beaudier Group Investors may accept the offer contained in the Special Notice with respect to all the shares referred to therein by furnishing a written notice (an “Acceptance Notice”) to the Caisse Investors within the Acceptance Period specified in the Special Notice. In such event, the Transfer shall be completed within 60 Business Days of receipt of the Acceptance Notice. Such acceptance shall not be conditional upon financing for the acquisition being obtained by the Beaudier Group Investors but if the Beaudier Group Investors fail to complete the Transfer prior to the end of the 60 Business Days period (i) due to an inability to pay for Shares at closing, this Section 4.5 shall cease to apply and Caisse Investors shall be free, in addition to any other recourse it may have against the Beaudier Group Investors, at any time thereafter, to Transfer any Investor Shares in accordance with Section 3.2(ii) or under the Registration Rights

Agreement or (ii) for any other reason then this Section 4.5 shall cease to apply with respect to the Investor Shares that the Beaudier Group failed to acquire and Caisse Investors shall be free, in addition to any other recourse it may have against the Beaudier Group Investors, at any time thereafter, to Transfer any such Investor Shares in accordance with Section 3.2(ii) or under the Registration Rights Agreement.

4.5.1.1. If the Beaudier Group Investors do not furnish an Acceptance Notice pursuant to Section 4.5.1, the Caisse Investors shall be free to Transfer any part or all of the Investor Shares referred to in the Special Notice in accordance with Section 3.2(ii) at a price which is not less than the Specified Price and in the manner therein referred to during (A) the ten (10) Business Days following the expiry of the Acceptance Period, if a two (2) Business Day period was specified in the Special Notice; or (B) the thirty-five (35) Business Days following the expiry of the Acceptance Period, if a five (5) Business Day period was specified in the Special Notice.

4.5.1.2. In the event that the Special Notice specified an Acceptance Period of five (5) Business Days; the Beaudier Group Investors did not deliver an Acceptance Notice in response to the Special Notice; and the Caisse Investors subsequently failed to Transfer all the Investor Shares referred to in the Special Notice during the subsequent period of thirty-five (35) Business Days as aforesaid; within the two (2) Business Days following the termination of such thirty-five (35) Business Day period, the Caisse Investors may furnish a further Special Notice (the “Second Notice”) setting out the same Specified Price with respect to the remaining balance of the Investor Shares, whereupon the Beaudier Group Investors shall have one (1) Business Day in which to accept the offer contained in the Second Notice. If the Beaudier Group Investors do not furnish an Acceptance Notice in response to the Second Notice as aforesaid, the Caisse Investors shall during the following ten (10) Business Days be free to Transfer such remaining Investor Shares pursuant to Section 3.2(ii) at a price not less than the Specified Price.

4.5.2. If the Caisse Investors are considering Transferring Investor Shares pursuant to their rights under the Registration Rights Agreement, they shall furnish the Beaudier Group Investors with a written notice to that effect, setting out the material details then known to the Caisse Investors of the transaction or alternatives being considered, including the number of Investor Shares the Caisse Investors are considering Transferring and the proposed timing, in each case to the extent then known. The Caisse Investors shall thereafter continuously and promptly provide the Beaudier Group Investors information known to the Caisse Investors with respect to the proposed offering which would assist the Beaudier Group Investors in preparing to be ready to acquire the Investor Shares which the Caisse Investors are considering Transferring. Such notice and consultation process shall create no obligation on the part of the Caisse Investors to the Beaudier Group Investors or any other Person.

4.5.2.1. Not less than three (3) Business Days prior to entering into an agreement with an underwriter or other financial intermediary with respect to the sale of Investor Shares in accordance with the Registration Rights Agreements the Caisse Investors shall furnish a written notice (a “Special Notice”) to the Beaudier Group Investors setting forth the number of Investor Shares proposed to be sold as aforesaid; and their good faith estimate of the price at which the shares are expected to be sold in the transaction (the “Specified Price”). The Beaudier Group Investors may during the two (2) following Business Days irrevocably accept the offer contained in the Special Notice to acquire all the Investor Shares referred to therein at the Specified Price by furnishing a written notice (an “Acceptance Notice”) to the Caisse Investors.

4.5.2.2. If the Beaudier Group Investors do not furnish an Acceptance Notice pursuant to Section 4.5.2.1, during the thirty-five (35) Business Days following the effectiveness of the Special Notice, the Caisse Investors may Transfer the Investor Shares referred to in the Special Notice in a transaction reasonably corresponding to the details provided to the Beaudier Group Investors pursuant to Section 4.5.2.

4.5.2.3. If the Beaudier Group Investors furnish an Acceptance Notice pursuant to Section 4.5.2.1, the transaction shall be completed as contemporaneously as may be practicable and desirable with the closing of the Public Offering of Shares by other shareholders in accordance with the Registration Rights Agreement in which the Caisse Investors would otherwise have participated. If such Public Offering is not completed within sixty (60) Business Days of the Acceptance Notice by the Beaudier Group Investors given under Section 4.5.2.1 the transaction shall nevertheless be completed within such sixty (60) Business Days period. If the Beaudier Group Investors fail to complete the transaction prior to the end of the 60 Business Days period due to an inability to pay for Shares at closing, this Section 4.5 shall cease to apply and Caisse Investors shall be free, in addition to any other recourse it may have against the Beaudier Group Investors, at any time thereafter, to Transfer any Investor Shares pursuant to their rights under the Registration Rights Agreement or Section 3.2(ii) hereunder.

4.5.2.4. If the Beaudier Group Investors acquires shares from the Caisse Investors in accordance with Section 4.5.2.3 and the Public Offering specified therein occurred, promptly following such Public Offering, the Corporation shall advise the Caisse Investors and the Beaudier Group Investors of the price received by the Corporation or selling shareholders, as the case may be, net of underwriting and other like commissions and the out of pocket expenses of the distribution borne by such selling shareholders (the “Net Price”). If the Net Price is greater or less than the Specified Price, a price adjustment shall occur between the Caisse Investors and the Beaudier Group Investors and a payment shall be made promptly by one to the other such that, after giving effect to the payment, the Caisse investors shall have received from the Beaudier Group Investors the same net amount as they would have received had they participated in such Public Offering.

4.5.3. If the price specified in a Special Notice shall exceed the price at which the Beaudier Group Investors may acquire the Investor Shares in accordance with Canadian Securities Laws without being required thereunder to make an offer at the same price to other shareholders and the Beaudier Group Investors notify the Caisse Investors in the Acceptance Notice that they intend to acquire such Shares in compliance with Canadian Securities Laws, the Beaudier Group Investors shall forthwith proceed to make the offer so required as promptly as possible.

5. RIGHT OF PARTICIPATION (PREEMPTIVE RIGHT). The Corporation shall not issue or sell any Shares or issue, sell or grant any Options, Warrants or Convertible Securities (or other rights to acquire Shares of the Corporation), or enter into any agreements providing for the issuance (contingent or otherwise) of, any Shares, in each case, to any Person (each an “Issuance” of “Subject Securities”), except in compliance with the provisions of Section 5.1 or 5.2.

5.1. Right of Participation.

5.1.1. Offer. Not fewer than thirty (30) days prior to the consummation of an Issuance, a notice (the “Participation Notice”) shall be furnished by the Corporation to each holder of Common Shares (the “Participation Offerees”). The Participation Notice shall include:

(a)	The principal terms of the proposed Issuance, including (i) the amount and kind of Subject Securities to be included in the Issuance, (ii) the number of Equivalent Shares represented by such Subject Securities (if applicable), (iii) the percentage of the total number of Equivalent Shares outstanding as of immediately prior to giving effect to such Issuance which the number of Equivalent Shares held by such Participation Offeree constitutes (the “Participation Portion”), (iv) the price (including if applicable, the Price Per Equivalent Share) per unit of the Subject Securities and (v) the name and address of the Person to whom the Subject Securities will be issued (the “Prospective Subscriber”); and

(b)	An offer by the Corporation to issue, at the option of each Participation Offeree, to such Participation Offeree such portion of the Subject Securities to be included in the Issuance as may be requested by such Participation Offeree (not to exceed such Participation Offeree’s Participation Portion of the total amount of Subject Securities to be included in the Issuance), on the same economic terms and conditions, with respect to each unit of Subject Securities issued to the Participation Offerees, as apply to the Prospective Subscribers in such Issuance.

5.1.2. Exercise.

5.1.2.1. General. Each Participation Offeree desiring to accept the offer contained in the Participation Notice shall accept the offer in the Participation Notice by furnishing a written notice of such acceptance to the Corporation within twenty (20) days after the effectiveness of the Participation Notice specifying the amount of Subject Securities (not in any event to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance) which such Participation Offeree desires to be issued (each a “Participating Buyer”). Each Participation Offeree who has not so accepted such offer shall be deemed to have waived all of his rights with respect to the Issuance, and the Corporation shall thereafter be free (for the 120-day period specified in Section 5.1.2.3) to issue Subject Securities in the Issuance to the Prospective Subscriber and any Participating Buyers, at a price no less than the minimum price set forth in the Participation Notice and on other principal terms not substantially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, without any further obligation to such non-accepting Participation Offerees pursuant to Section 5. If, prior to consummation, the terms of such proposed Issuance shall change with the result that the price shall be less than the minimum price set forth in the Participation Notice or the other principal terms shall be substantially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 5.1 separately complied with, in order to consummate such Issuance pursuant to this Section 5.1; provided, however, that in such case of a separate Participation Notice, the applicable period to which reference is made in Section 5.1.1 and in the first sentence of this Section 5.1.2.1 shall be fifteen (15) days and ten (10) days respectively.

5.1.2.2. Irrevocable Acceptance. The acceptance of each Participating Buyer shall be irrevocable except as hereinafter provided, and each such Participating Buyer shall be bound and obligated to acquire in the Issuance on the same terms and conditions, with respect to each unit of Subject Securities issued, as the Prospective Subscriber, such amount of Subject Securities as such Participating Buyer shall have specified in such Participating Buyer’s written commitment.

5.1.2.3. Time Limitation. If at the end of the 120th day following the date of the effectiveness of the Participation Notice the Corporation has not completed the Issuance, each Participating Buyer shall be released from his obligations under the written commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 5.1 separately complied with, in order to consummate such Issuance pursuant to this Section 5.1, unless the failure to complete such Issuance resulted from the failure of any Participating Buyer to comply with the terms of this Section 5.1 in which case, in which case the Corporation will have a reasonable time to complete such Issuance and any such breaching Participating Buyers will not be released from his obligations under or with respect to his acceptance of the offer contained in the Participation Notice

5.1.3. Other Securities. The Corporation may condition the participation of the Participation Offerees in an Issuance upon the purchase by such Participation Offerees of any securities (including debt securities) other than Subject Securities (“Other Securities”) in the event that the participation of the Prospective Subscriber in such Issuance is so conditioned. In such case, each Participating Buyer shall acquire in the Issuance, together with the Subject Securities to be acquired by it, Other Securities in the same proportion to the Subject Securities to be acquired by it as the proportion of Other Securities to Subject Securities being acquired by the Prospective Subscriber in the Issuance, on the same terms and conditions, as to each unit of Subject Securities and Other Securities issued to the Participating Buyers, as the Prospective Subscriber shall be issued units of Subject Securities and Other Securities.

5.1.4. Certain Legal Requirements. In the event that the participation in the Issuance by a holder of Common Shares (other than an Investor that is an Accredited Investor) as a Participating Buyer would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any participant in the Sale of any specified information regarding the Corporation or the securities, such Shareholder (other than an Investor that is an Accredited Investor) shall not have the right to participate in the Issuance. Without limiting the generality of the foregoing, it is understood and agreed that the Corporation shall not be under any obligation to effect a registration of such securities under the Securities Act, or similar state, local or foreign statutes or the rules and regulations of the SEC, US state securities regulatory authorities or any Canadian Securities Authorities.

5.1.5. Further Assurances. Each Participation Offeree shall, whether in his capacity as a Participating Buyer, Shareholder, officer or director of the Corporation, or otherwise, take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each Issuance pursuant to this Section 5.1 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Corporation and the Prospective Subscriber. Without limiting the generality of the foregoing, each such Participating Buyer and Shareholder will execute and deliver such subscription and other agreements or documents specified by the Corporation to which the Prospective Subscriber will be party.

5.1.6. Expenses. All reasonable costs and expenses incurred by the holders of Investor Shares or the Corporation in connection with any proposed Issuance of Subject Securities (whether or not consummated), including all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Corporation. The reasonable fees and charges of a single legal counsel representing any or all of the other Shareholders in connection with such proposed Issuance of Subject Securities (whether or not consummated) shall be paid by the Corporation. Any other costs and expenses incurred by or on behalf of any other Shareholder in connection with such proposed Issuance of Subject Securities (whether or not consummated) shall be borne by such Shareholder.

5.1.7. Closing. The closing of an Issuance pursuant to Section 5.1 or 5.2 shall take place at such time and place as the Corporation shall specify by notice to each Participating Buyer. At the Closing of any Issuance under this Section 5.1.7, each Participating Buyer shall be delivered the notes, certificates or other instruments evidencing the Subject Securities (and, if applicable, Other Securities) to be issued to such Participating Buyer, registered in the name of such Participating Buyer or his designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by such Participating Buyer of the applicable consideration.

5.2. Post-Issuance Notice. Notwithstanding the notice requirements of Sections 5.1.1 and 5.1.2, if approved in writing by the Majority Investors, the Corporation may proceed with any Issuance prior to having complied with the provisions of Section 5.1; provided that the Corporation shall:

(a)	provide to each holder of Common Shares who would have been a Participation Offeree in connection with such Issuance (i) with prompt notice of such Issuance and (ii) the Participation Notice described in Section 5.1.1 in which the actual price per unit of Subject Securities (and, if applicable, actual Price Per Equivalent Share) shall be set forth;

(b)	offer to issue to such Shareholder such number of securities of the type and proportion issued in the Issuance as may be requested by such holder (not to exceed such Participation Offeree’s Participation Portion as defined in Section 5.1 multiplied by the number of Equivalent Shares included in the Issuance) on the same economic terms and conditions with respect to such securities as the subscribers in the Issuance received; and

(c)	keep such offer open for a period often Business Days, during which period, each such holder of Common Shares may accept such offer by sending a written acceptance to the Corporation committing to purchase an amount of such securities (not in any event to exceed the Participation Portion as defined in Section 5.1 multiplied by the number of Equivalent Shares included in such issuance).

5.3. Excluded Transactions. The preceding provisions of this Section 5 shall not apply to:

(a)	Any Issuance of Common Shares upon the exercise or conversion of any Common Shares, Options, Warrants or Convertible Securities outstanding on the date hereof or issued after the date hereof in compliance with the provisions of this Section 5;

(b)	The Issuance of Shares to the Investors in connection with the Closing (including any Shares issued pursuant to the Subscription Agreement around the time of or within three (3) months following the Closing);

(c)	Any Issuance of shares of Common Shares, Options or Convertible Securities to officers, employees or directors of the Corporation or its subsidiaries that has been approved by the Board (or the Executive Committee) in connection with such Person’ employment arrangements with the Corporation or its subsidiaries (including the Issuances of stock options and sales of Common Shares contemplated by Section 2.6.1);

(d)	Any Issuance of Common Shares, Options, Warrants or Convertible Securities in connection with any stock split or similar distribution or any merger, amalgamation, business combination or acquisition transaction involving the Corporation or any of its subsidiaries; or

(e)	Any Issuance of Common Shares pursuant to or following the Initial Public Offering.

5.4. Acquired Shares. Any Subject Securities constituting Common Shares acquired by any Shareholder pursuant to this Section 5 shall be deemed for all purposes hereof to be Investor Shares, Other Investor Shares and Management Shares hereunder of like kind with the Shares then held by the acquiring Shareholder.

5.5. Termination of Preemptive Rights. The obligations of the Company to comply with Section 5 shall terminate upon an Initial Public Offering.

6. INVESTOR GROUP REPRESENTATIVES.

6.1. Investor Group Representatives. In order to efficiently administer the transactions contemplated hereby, including the nomination or veto of prospective independent members of the Board as contemplated by Section 2.1.3, delivery of notices to any Investor under this Agreement and the communications of approvals or consent of various Investor Groups under various provisions of this Agreement (including Section 2.4.2), the Investors hereby designate the following Investor Group Representatives:

6.1.1. Mr. Joshua Bekenstein will serve as the initial Investor Group Representative for the Bain Investors until such time, if any, as the Majority Bain Investors elect to replace its Investor Group Representative and notify the Corporation and the other Investors (or the Investor Group Representative for such other Investors Groups) of such replacement of the identity and address of the new Investor Group Representative for the Bain Investors;

6.1.2. Mr. Laurent Beaudoin will serve as the initial Investor Group Representative for the Beaudier Group Investors until such time, if any, as the Majority Beaudier Group Investors elect to replace its Investor Group Representative and notify the Corporation and the other Investors (or the Investor Group Representative for such other Investors Groups) of such replacement of the identity and address of the new Investor Group Representative for the Beaudier Group Investors; and

6.1.3. Mr. Luc Houle will serve as the initial Investor Group Representative for the Caisse Investors until such time, if any, as the Majority Caisse Investors elect to replace its Investor Group Representative and notify the Corporation and the other Investors (or the Investor Group Representative for such other Investors Groups) of such replacement of the identity and address of the new Investor Group Representative for the Caisse Investors.

6.2. Authorization Each Investor Group Representative is hereby authorized (i) to give and receive all notices required to be given under this Agreement to or on behalf of any member of the Investor Group for which such Investor Group Representative has been designated as a representative and (ii) to take any and all additional action as is contemplated to be taken by or on behalf of its respective Investor Group.

6.3. Replacement. If any Investor Group Representative becomes unable to perform its responsibilities hereunder the Majority Bain Investors, the Majority Beaudier Group Investors or the Majority Caisse Investor (as the case may be) will promptly select and notify the Corporation and the other Investors of, a replacement representative to fill such vacancy and such substituted representative thereafter shall be deemed to be that Investor Group’s Investor Group Representative for all purposes of this Agreement until replaced pursuant to this Section 6.

6.4. Action Binding on Investor Group. All actions, decisions, instructions and notices of an Investor Group Representative taken, made or provided in accordance with this Agreement shall be conclusive and binding upon the Investor Group (and all Shareholders within such Investor Group) for which that Investor Group Representative has been appointed as provided in this Section 6 to the same extent as if such Investor Group or Shareholder had taken such action, made such decision or provided or received such instruction or notice directly. These actions, decisions, instructions and notices may include, among other things, any: (a) designation of members of the Board under Sections 2.1.1 or 2.1.2; (b) nomination or veto of prospective independent Board members under Section 2.1.3; (c) removal of members of the Board by any Investor Group under Section 2.2; (d) Special Shareholder Approval action under Section 2.4.2; or (v) approval of officers under Section 2.4.5

6.5. Right to Rely. The Corporation and all other Shareholders can rely conclusively on the instructions and decisions of such Investor’s Investor Group Representative, and no party hereunder nor any other Person shall have any cause of action against the Corporation or such other Shareholders for actions or omissions in reliance upon the instructions or decisions of that Investor’s Investor Group Representative.

6.6. Notice. Any notice required to be given to a member of an Investor Group under this Agreement shall be addressed to such member and may be sent either to such member or his Investor Group Representative. Any notice required to be given under this Agreement to an Investor Group shall be addressed and sent to such Investor Group Representative.

6.7. Specific Enforcement. Remedies available at law for any breach of the provisions of this Section 6 are inadequate; therefore, the Corporation, the Shareholders and the Investor Group Representatives will be entitled to temporary and permanent injunctive relief without the necessity of proving damages or posting bond if any party brings an action to enforce the provisions of this Section 6.

7. REMEDIES.

7.1. Generally. The Corporation and each holder of Shares shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the Corporation or any Shareholder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto will be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.

7.2. Deposit. Without limiting the generality of Section 7.1, but subject to the terms and conditions set forth below, if any holder of Shares fails to deliver to the purchaser thereof the certificate or certificates evidencing Shares to be Sold pursuant to Section 4 hereof, upon written notice to such holder of Shares such purchaser may, at its option, in addition to all other remedies it may have, deposit the purchase price for such Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of One Billion Dollars ($1,000,000,000) (the “ Escrow Agent”) and the Corporation shall cancel on its books the certificate or certificates representing such Shares and thereupon all of such holder’s rights in and to such Shares shall terminate. Thereafter, upon delivery to such purchaser by such holder of the certificate or certificates evidencing such Shares (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any transfer tax stamps affixed), such purchaser shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to such purchaser) to such holder. Notwithstanding the foregoing provisions of this Section 7.2, this Section 7.2 will not apply to either (a) any Caisse Investor that is in good faith contesting its obligation to deliver to a purchaser certificates evidencing Shares under Section 4 provided that Caisse notifies the purchaser promptly following receipt of the notice contemplated by the first sentence of this Section 7.2 for so long as such good faith contest continues; or (b) Beaudier if it is in good faith contesting its obligation to deliver to a purchaser certificates evidencing Shares under Section 4 provided that Beaudier so notifies the purchaser promptly following receipt of the notice contemplated by the first sentence of this Section 7.2 for so long as such good faith contest continues; or (c) any other Beaudier Group Investor which (together with Beaudier) is in good faith contesting its obligation to deliver to a purchaser certificates evidencing Shares under Section 4 provided that such Beaudier Group Investor so notifies the purchaser promptly following receipt of the notice contemplated by the first sentence of this Section 7.2, for so long as such good faith contest continues to be maintained by both such Beaudier Group Investor and Beaudier.

8. LEGENDS.

8.1. Restrictive Legend. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

“The voting of the shares represented by this certificate, and the sale, encumbrance or other disposition thereof, are subject to the provisions of a Unanimous Shareholders Agreement to which the Corporation and its shareholders are party, a copy of which may be inspected at the principal office of the Corporation or obtained from the Corporation without charge.”

9. AMENDMENT, TERMINATION, ETC.

9.1. Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

9.2. Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Corporation, BRP, the holders of a majority of all Class A Common Shares then held by the Shareholders and each Investor Group that then continues to hold more ten percent (10%) of the Class A Common Shares held by such Investor Group as of the Closing (including, for such purposes, any Class A Common Shares issued to such Investor Group within three (3) months of the Closing pursuant to the Subscription Agreement). Each such amendment, modification, extension, termination and waiver shall be binding upon each party hereto and each holder of Shares subject hereto. In addition, each party hereto and each Shareholder subject hereto may waive any of its rights hereunder, including any right under Section 2, by an instrument in writing signed by such party or holder.

9.3. Term. The provisions of this Agreement will terminate and be of no further force or effect upon the earliest to occur of: (a) a Change of Control, (b) a time after the Closing when one Shareholder owns all of the outstanding Shares and (c) such time as the Majority Bain Investors, the Majority Beaudier Group Investors and the Majority Caisse Investors agree in writing to terminate this Agreement.

9.4. Effect of Termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

10. DEFINITIONS. For purposes of this Agreement:

10.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 10:

(i) The words “hereof, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(ii) The word “including” shall mean including, without limitation;

(iii) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(iv) The masculine, feminine and neuter genders shall each include the other.

10.2. Definitions. The following terms shall have the following meanings:

“Accredited Investor” has the meaning specified in Regulation D.

“Acquisition Agreement” has the meaning set forth in the Recitals.

“Adverse Claim” means any pledge, charge, lien, security interest, mortgage, adverse claim or other encumbrance of any kind or character.

“Affiliate” means, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any natural Person, any Member of the Immediate Family of such natural Person.

“Agreement” has the meaning set forth in the Preamble.

“Approved Drag-Along Sale” means any bona fide sale of the Corporation to any Person other than to an Affiliate of the Corporation or any Investor (whether structured as a Sale of Shares or assets, merger, consolidation, amalgamation, recapitalization, reorganization or any other transaction or series of such transactions involving the Corporation or its subsidiaries) which, if consummated, would result in (a) a sale of all or Substantially All of the assets of the Corporation in which the holders of Common Shares would receive consideration (whether in the form of purchase price, distributions of proceeds, dividend, redemption price, merger consideration or otherwise) consisting of cash or Marketable Securities or a combination of both cash and Marketable Securities, (b) a Change of Control in which the holders of Common Shares would receive consideration consisting of cash or Marketable Securities or a combination of both cash and Marketable Securities or (c) a combination of the results described in clauses (a) and (b) above; provided that in any such case the amount of cash included in the total consideration for such transaction equals not less than 25% of the total consideration value (calculated as provided in Section 4.1.7).

“Bain Director” means a member of the Board designated by one or more Bain Investors pursuant to the Section 2.1.

“Bain Investors” means Bain Capital Luxembourg Investments S.ar.l. and any of its Affiliates that from time to time holds Investor Shares originally issued to or issued with respect to Investor Shares originally issued to or held by such entities.

“Beaudier” means Beaudier Inc., a corporation incorporated under the CBCA.

“Beaudier Director” means a member of the Board designated by one or more Beaudier Group Investors pursuant to Section 2.1.

“Beaudier Group Investors” means Beaudier, the other Family Holding Companies and any Affiliate of Beaudier or of any other Family Holding Company that from time to time holds Investor Shares originally issued to or issued with respect to Investor Shares originally issued to or held by Beaudier or any Family Holding Company.

“Board” has the meaning set forth in Section 2.1.

“Bombardier” has the meaning set forth in the Preamble.

“BRP” has the meaning set forth in the Preamble.

“BRP Deal Commitment Letter” means the commitment letter dated November 11, 2003 from Merrill Lynch Capital Corporation, UBS Loan Finance LLC, UBS Securities LLC, Bank of Montreal and Royal Bank of Canada to BRP with respect to financing for the acquisition under the Acquisition Agreement.

“Business Day” means any day, other than a Saturday or Sunday, on which the principal commercial banks located in Montreal, Canada and Boston, Massachusetts (USA) are open for business during normal banking hours.

“Cash Equivalents” means:

(a) negotiable certificates of deposit, time deposits (including sweep accounts), demand deposits and bankers’ acceptances having a maturity of nine months or less and issued by any Financial Institution having capital and surplus and undivided profits aggregating at least $1,000,000,000 and rated at least Prime-1 by Moody’s or A-l by S&P.

(b) corporate obligations having a maturity of nine months or less and rated at least Prime-1 by Moody’s or A-l by S&P or issued by any Financial Institution; and

(c) any direct obligation of the United States of America or Canada or any agency or instrumentality thereof, or of any state, province or municipality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or which is subject to a repurchase agreement with any Financial Institution (or any other financial institution referred to in clause (a) above) exercisable within one year from the time of purchase and (ii) which, in the case of obligations of any state or municipality, is rated at least Aaa by Moody’s or AAA by S&P; and

(d) any mutual fund or other pooled investment vehicle rated at least Aa by Moody’s or AA by S&P which invests principally in obligations described above.

“Caisse” means Caisse de dépôt et placement du Québec.

“Caisse Acquired Shares” has the meaning set forth in Section 2.1.1.4.

“Caisse Director” means a member of the Board designated by one or more Caisse Investors pursuant to Section 2.1.

“Caisse Investors” means Caisse and any Affiliate of Caisse that from time to time holds Investor Shares originally issued to or issued with respect to Investor Shares originally issued to or held by Caisse.

“Canadian Securities Authorities” means any of The British Columbia Securities Commission, Alberta Securities Commission, Saskatchewan Securities Commission, The Manitoba Securities Commission, Ontario Securities Commission, Commission des valeurs mobilières du Québec, Justice Securities Administration (New Brunswick), Nova Scotia Securities Commission, Registrar of Securities (Prince Edward Island), Director of Securities (Government of Newfoundland and Labrador), Registrar of Securities (Northwest Territories Justice Securities Registry), Registrar of Securities (Yukon Justice), Nunavut Legal Registries, and any of their successors.

“Canadian Securities Laws” means the securities legislation of each of the provinces and territories of Canada, as amended from time to time, and the rules, regulations, blanket orders and orders having application to the Corporation and forms made or promulgated under that legislation and the policies, instruments, bulletins and notices of one or more of the Canadian Securities Authorities.

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c.C-44, as now enacted and as from time to time amended, reenacted or replaced and in effect from time to time.

“Change of Control” means any Transfer resulting in 70% or more of the then outstanding Class A Common Shares being held by any Person or group of Persons acting in concert (other than the Investors and their Affiliates and other than an underwriter in connection with a Public Offering).

“Class A Common Shares” means the Class A Common Shares of the Corporation.

“Class B Common Shares” means the Class B Common Shares of the Corporation.

“Closing” means the consummation of the closing under the Acquisition Agreement.

“Closing Date” means the date on which the Closing occurs.

“Common Shares” means the common shares of the Corporation (including the Class A Common Shares and the Class B Common Shares).

“Competing Activities” means (a) manufacturing, selling, distributing, designing, developing or marketing recreational products, including snowmobiles, personal watercrafts, all-terrain vehicles, karts, sportboats, outboard engines, snow-grooming equipment and multipurpose tracked vehicles; (b) manufacturing, selling, distributing, designing, developing or marketing engines that power recreational products, including snowmobiles, personal watercrafts, all-terrain vehicles, sportboats, motorcycles, karts, scooters and light weight and ultra light aircraft; or (c) manufacturing, selling, distributing, designing, developing or marketing, accessories and clothing, or parts incorporated in or related to any of the products described in (a) and (b) hereof;

“Convertible Securities” means any evidence of indebtedness, share capital (other than Common Shares) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for Common Shares.

“Corporation” has the meaning set forth in the Preamble.

“Drag-Along Initiating Sellers” has the meaning specified in Section 4.3.1.

“Electing Purchaser” has the meaning set forth in Section 4.1.2.

“Equivalent Shares” means, at any date of determination, (a) as to any outstanding Common Shares, such number of shares and (b) as to any outstanding Options, Warrants or Convertible Securities, the maximum number of Common Shares for which or into which such Options, Warrants or Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

“Escrow Agent” has the meaning set forth in Section 7.2.

“Executive Committee” has the meaning set forth in Section 11.2.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as in effect from time to time.

“Family Holding Companies” means, collectively, Beaudier, Jadier International Inc., Gestion J.I.C.A. inc. and Fonds Achbée Inc., in each case for so long as such corporation continues to be used as a holding corporation for some or all of the Members of the Bombardier/Beaudoin Family and Members of the Bombardier/Beaudoin Family continue to hold and own, directly or indirectly, not less than 85% of the beneficial ownership interests in such corporation.

“Family Holding Companies’ Agreement” means the Agreement dated December 18, 2003 among Beaudier, Jadier International Inc., Gestion J.I.C.A. inc. and Fonds Achbée Inc., a copy of which has been provided to the Corporation and each Investor Group Representative.

“Financial Institution” shall be a United States or Canadian bank or similar financial institution having a combined capital, surplus and undivided profit of at least $1,000,000,000.

“First Offer Holder” has the meaning set forth in Section 4.1.1.

“Initial Public Offering” means the first sale of Common Shares (whether in a primary offering of new shares or a secondary offering of issued and outstanding shares) to an underwriter for reoffering to the public in a Public Offering pursuant to (i) an effective registration statement filed with the SEC on Form S-l (or any successor form), (ii) a preliminary and final prospectus filed with any Canadian Securities Authority under Canadian Securities Laws or (iii) comparable mechanics under the securities laws of any other jurisdiction.

“Investor Group” means each of the Bain Investors, the Beaudier Group Investors and the Caisse Investors; and the phrase “consent of all Investor Groups” or “approval of all Investor Groups” or equivalent phrases means consent or approval by each of the Majority Bain Investors, the Majority Beaudier Group Investors and the Majority Caisse Investors.

“Investor Shares” means all Common Shares held by an Investor, whenever issued.

“Investors” means, collectively, Bain Investors, the Beaudier Group Investors and the Caisse Investors.

“Issuance” has the meaning set forth in Section 5.

“Majority Bain Investors” means, as of any date, the holders of a majority of the Class A Common Snares held by the Bain Investors.

“Majority Beaudier Group Investors” means, as of any date, the holders of a majority of the Class A Common Shares held by the Beaudier Group Investors.

“Majority Caisse Investors” means, as of any date, the holders of a majority of the Class A Common Shares held by the Caisse Investors.

“Majority Investors” means, as of any date, the holders of a majority of all Class A Common Shares then held by Investors and outstanding on such date.

“Management Shares” means (a) all Common Shares held by a Manager, whenever issued, including all Common Shares issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and Convertible Securities held by a Manager (treating such Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options,

Warrants and Convertible Securities for all purposes of this Agreement except (i) for purposes of Sections 4.1, 4.2 and (ii) as otherwise specifically set forth herein).

“Managers” has the meaning set forth in the Preamble.

“Marketable Securities” means, (a) Cash Equivalents, and (b) any other securities that both (i) are listed or traded on a Recognized Securities Exchange and have an average daily trading volume of over $25 million (Cdn. Dollars or U.S. dollar equivalent, and calculated on 30-day weighted average (by dollar volume) basis) and (ii) subject to any customary lockup agreement entered into in connection with the Sale transaction (which will in no event prohibit trading for more than 180 days), will be tradable in either Canada or the U.S. without any further registration under the securities laws of such jurisdiction, subject to compliance with any applicable securities law limitations under Canadian or U.S. securities laws.

“Members of the Bombardier/Beaudoin Family” means, each of Laurent Beaudoin and Claire Bombardier Beaudoin, Janine Bombardier, J.R. André Bombardier and Huguette Bombardier Fontaine and Jean-Louis Fontaine, and any Member of the Immediate Family of each such individual.

“Members of the Immediate Family” means, with respect to any individual, each spouse (whether by marriage or civil union) or common law partner (as defined in the Income Tax Act (Canada)) or child or other descendants (whether by birth or adoption) of such individual, each spouse (whether by marriage or civil union) or common law partner (as defined in the Income Tax Act (Canada)) of any of the aforementioned individuals, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian.

“Non-Strategic Institutional Investor” means a pension fund, private equity investor, investment company or similar non- industrial investor that does not have any direct or indirect ownership interest of more than 15% in any Person that has, on a consolidated basis together with its controlled subsidiaries, revenues for the most recent fiscal year ending prior to the time of determination attributable to Competing Activities in excess of three hundred seventy-five million dollars ($375,000,000).

“Offer Notice” has the meaning set forth in Section 4.1.1.

“Options “ means any options to subscribe for, purchase or otherwise directly acquire Common Shares, other than any such option held by the Corporation or any right to purchase shares pursuant to this Agreement.

“Original Bain Shares” means the Class A Common Shares originally issued to the Bain Investors as of the Closing or issued to the Bain Investors within three (3) months after Closing pursuant to the Subscription Agreement.

“Original Beaudier Group Shares” means the Class A Common Shares originally issued to Beaudier Group Investors as of the Closing or issued to the Beaudier Group Investors within three (3) months after Closing pursuant to the Subscription Agreement.

“Original Caisse Shares” means the Class A Common Shares originally issued to the Caisse Investors as of the Closing or issued to the Caisse Investors within three (3) months after Closing pursuant to the Subscription Agreement.

“Other Director” means a member of the Board designated by the Majority Investors, other than a Bain Director, Beaudier Director or Caisse Director.

“Other Investor Shares” means (a) all Common Shares originally issued to, or issued with respect to shares originally issued to, or held by, an Other Investor, whenever issued, including all Common Shares issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and Convertible Securities originally granted or issued to an Other Investor (treating such Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein).

“Other Investors” has the meaning set forth in the Preamble.

“Other Securities” has the meaning set forth in Section 5.1.3.

“Participating Buyer” has the meaning set forth in Section 5.1.2.1.

“Participating Seller” has the meaning set forth in Section 4.2.2.

“Participation Notice” has the meaning set forth in Section 5.1.1.

“Participation Offerees” has the meaning set forth in Section 5.1.1.

“Participation Portion” has the meaning set forth in Section 5.1.1.

‘“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Preferred Shares” means the preferred shares of the Corporation (including the Corporation’s Class A Preferred Shares).

“Price Per Equivalent Share” means the Board’s good faith determination of the price per Equivalent Share of any Convertible Securities or Options which are the subject of an Issuance pursuant to Section 5 hereof, as determined by an independent committee of the Board formed for such purpose.

“Private Placement Transaction” means a sale or distribution of Shares that is not subject to registration requirement under applicable securities laws (including Canadian Securities Laws, Section 5 of the Securities Act or comparable provisions of the securities laws of other countries).

“Pro Rata Portion” has the meaning given to it in Section 4.2.3.

“Prospective Buyer” means any Person proposing to purchase shares from a Prospective Selling Investor.

“Prospective Selling Investor” has the meaning set forth in Section 4.1

“Prospective Subscriber” has the meaning set forth in Section 5.1.1.

“Public Offering” means a public offering and sale of Common Shares for cash pursuant to (i) an effective registration statement under the Securities Act, (ii) a preliminary and final prospectus filed with any Canadian Securities Authority under Canadian Securities Law or (iii) comparable mechanics under the securities laws of any other jurisdiction.

“Recognized Securities Exchange” means any established trading market or quotation system for the trading of securities, including any established electronic securities market.

“Registration Rights Agreement” means the Registration Rights Agreement entered into on or about the date of this Agreement among the Corporation and the Investors.

“Regulation D” means Regulation D under the Securities Act.

“Resident Canadian” means an individual who is “Canadian” for purposes of both the Investment Canada Act and the CBCA.

“ROFO Price” has the meaning set forth in Section 4.1.1.

“Sale” means a Transfer for value.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 3.1 Permitted Transferee” has the meaning set forth in Section 3.1.

“Section 3.2 Private Placement Permitted Transferee” has the meaning set forth in Section 3.2.

“Securities Act” means the Securities Act of 1933, as in effect from time to time.

“Securities Exchange Act” has the meaning specified in Section 4.4.2.

“Shares” means all Common Shares (including, all Investor Shares, Other Investor Shares and Management Shares), all Preferred Shares and all other share capital, if any, of the Corporation.

“Significant Subsidiary” means any direct or indirect subsidiary of the Corporation as of immediately after the Closing and any other Person which thereafter becomes a direct or indirect subsidiary of the Corporation and meets any of the following conditions: (a) the Corporation’s or its other subsidiaries’ investments in and advances to such subsidiary exceed 5% of the total assets of the Corporation and its subsidiaries on a consolidated basis; (b) the Corporation’s and its other subsidiaries proportionate share of the total assets (after inter-company eliminations) exceeds 5% of the total assets of the Corporation and its subsidiaries on a consolidated basis, or

(c) the Corporation’s and its other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such subsidiary exceeds 5% of such income of the Corporation and its subsidiaries on a consolidated basis.

“Shareholders” has the meaning set forth in the Preamble.

“Special Shareholder Approval” has the meaning set forth in Section 2.4.2.

“Subject Securities” has the meaning set forth in Section 5.

“Subject Shares” has the meaning set forth in Section 4.1.1.

“Subscription Agreement” means the Subscription Agreement entered into on or about the date of this Agreement among the Corporation and the Investors.

“Substantially All” means not less that 80%.

“Tag Along Holder” has the meaning set forth in Section 4.2.1.

“Tag Along Notice” has the meaning set forth in Section 4.2.1.

“Tag Along Offer” has the meaning set forth in Section 4.2.2.

“Tag Along Sale Percentage” has the meaning set forth in Section 4.2.1.

“Tag Along Sellers” has the meaning set forth in Section 4.2.2.

“Transfer” means any sale, assignment, pledge, hypothecation, granting of security interest in, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Common Shares.

11. MISCELLANEOUS.

11.1. Confidential Information; Special Information Rights.

11.1.1. Each Shareholder will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor and manage its investment in the Corporation and for purposes incidental thereto, any Confidential Information, unless such Confidential Information (a) is known or becomes known generally to the public (other than as a result of a breach of this paragraph by such Shareholder) or (b) is made known or disclosed to the Shareholder by a third party who is not known by the Shareholder to owe a duty of trust or confidence to the Corporation; provided, however, (i) any Shareholder may disclose Confidential Information to (A) its representatives, attorneys, accountants, consultants, and other professionals on a confidential basis in connection with monitoring and managing its investment in the Corporation or (B) as may otherwise be required by law, legal process (including arbitration) or regulatory requirements (including tax regulatory requirements); and (ii) any Investor may also disclose Confidential Information to (A) any prospective purchaser of any Common Shares from such Shareholder in a proposed transaction to which Section 4.1, 4.2 or 4.3 applies if such prospective purchaser agrees to be bound by a confidentiality agreement in substantially the form attached hereto as Exhibit A and names the Corporation and the Investors as third party beneficiaries of such agreement or (B) any Affiliate of such Investor on a confidential basis or (C) to such Investors’ shareholders, limited partners or members on a confidential basis to the extent required by law or by agreements. For purposes of this paragraph, “Confidential Information” means any information with respect to this Agreement or arrangement contemplated by it and any confidential or proprietary information that such Shareholder obtains from the Corporation pursuant to financial statements, reports and other materials provided by the Corporation to such Shareholder.

11.1.2. Notwithstanding the foregoing, except as reasonably necessary to comply with applicable securities laws, each party (and each representative of such party) may disclose to any and all persons the tax treatment and tax structure of any transaction contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

11.1.3. The Corporation shall forthwith, without prior request and without any fees or charges whatsoever, for so long as any Investor Group is entitled to designate any member of the Board pursuant to Section 2.1 (but whether or not such Investor Group exercises such rights) provide to such Investor Group’s Investor Group Representative a copy of all notices, information and documents provided to the Board or to members of the board of BRP (or to members of the board of any other subsidiary which such Investor Group is then entitled under Section 2.3 to designate members of the board) at the same time and in the same manner as same are communicated to such members. Furthermore, as long as the Corporation is not a reporting issuer, the Corporation shall also provide to the Investor Group Representative, upon reasonable notice, access to all books and records or other information with respect to the Corporation or any Affiliate thereof, to the same extent and in the same manner as a director or a partner thereof, as the case may be, could legally require. This Section 11.1.3 shall cease to be in effect with respect to any Investor Group if and when the Investors constituting such Investor Group collectively own less than 10% of the number of Class A Common Shares originally issued to members of such Investor Group as of Closing (including, for such purposes, any Class A Common Shares issued to such Investor Group within three (3) months of the Closing pursuant to the Subscription Agreement).

11.2. Committees. From time to time, the Board may appoint one or more committees. The scope of authority for and composition of such committees will be approved in advance by the Board; provided that there shall be an executive committee of the Board (the “Executive Committee”) composed of: two Bain Directors (for so long as the Bain Investors are entitled to designate at least three Bain Directors pursuant to Section 2.1.1.1), one Beaudier Director (for so long as the Beaudier Group Investors are entitled to designate at least one Beaudier Director pursuant to Section 2.1.1.2) and one Caisse Director (for so long as the Caisse Investors are entitled to designate at least one Caisse Director pursuant to Section 2.1.1.3). If and when the Caisse Investors are no longer entitled to designate any members of the Board pursuant to Section 2.1.1.3, and if and for so long as the Beaudier Group Investors are entitled to elect at least two members of the Board under Section 2.1.1.5 or (to the extent Section 2.1.1.6 is applicable) at least three members of the Board under Sections 2.1.1.2 and 2.1.1.6, the Beaudier Group Investors will also be entitled to designate a second Beaudier Director to serve on the Executive Committee. The Executive Committee will have authority to take actions on behalf of the Board and to authorize the Corporation and its officers to take actions (including the actions specified in Section 2.4.1). Any matter as to which the vote of the Executive Committee is split in a tie vote shall be submitted to the entire Board for final decision.

11.3. Further Assurances. Subject to Section 2.4.4.1, each holder of Shares will cast all votes to which such Shareholder is entitled with respect to such Shares, whether at any annual or special meeting by written consent or otherwise, and take such other actions as may reasonably be requested by the Majority Investors to give effect to the agreements set forth in this Agreement. Without limiting the generality of the foregoing, each holder of Class B Common Shares and, subject to Section 2.4.4.1, each holder of Preferred Shares agrees to: (i) cast all votes to which such Shareholder may be or become entitled with respect to such Shares (under the CBCA or otherwise), whether at any annual or special meeting by written consent or otherwise, with respect to any merger, amalgamation, consolidation, sale of all or Substantially All assets, Public Offering or other matter (including any of the matters described in Section 2.4.1 or 4.3) in the same manner as Class A Common Shares are voted in connection with such matter and (ii) take such other actions as may reasonably be requested by the Majority Investors to cooperate in connection with and support any Approved Drag-Along Sale or other transaction that has received the requisite approvals of the Board or Shareholders as provided under this Agreement (without regard to any greater approval requirement that might otherwise apply under the CBCA or other applicable law). The Corporation will not give effect to any action by any holder of Shares or any other Person which is in contravention of this Agreement.

11.4. Agreement to Redeem Class A Preferred Shares Upon IPO. If all Class A Preferred Shares of the Corporation are not redeemed prior to the Initial Public Offering, the Corporation will exercise its rights under the articles of incorporation (as amended and in effect as of the Closing Date) to voluntarily redeem all such then outstanding Class A Preferred Shares promptly upon consummation of the Initial Public Offering to the extent that such redemption is permitted under the provisions of the financing agreements of the Corporation and its subsidiaries and by applicable law.

11.5. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. BRP shall be jointly and severally liable for all obligations of the Corporation pursuant to this Agreement.

11.6. Notices. Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile or email, or (c) sent (i) by internationally recognized courier service or (ii) by registered or certified mail, postage prepaid, in each case, addressed as follows:

If to the Corporation or BRP to it:

c/o Beaudier Inc.

1000 de La Gauchetière West

Suite 4310

Montréal, Québec H3B 4W5

Facsimile: (514)861-0032

E-mail: jacques.levesque@beaudier.com

Attention: Jacques Levesque

and to:

c/o Bain Capital Partners, LLC

111 Huntington Avenue

Boston, MA 02199

Facsimile: (617)516-2010

E-mail: mlevin@baincapital.com

Attention: Matthew S. Levin

and to:

c/o CDP Capital Amérique

Centre CDP Capital

1000, Place Jean-Paul Riopelle

Montréal, Qc, H2Z 2B3

Tel: (514) 847-2447

Facsimile: (514) 847-2493

Attention: Luc Houle & Robert Côté

E-mail: lhoule@cdpcapital.com& rcote@cdpcapital.com

If to a Bain Investor, to it at both:

33, rue Henri VII

L-1725 Luxembourg

Facsimile: 352 26 26 14 444

Attn: Theo J. Van Den Berghe, Manager

Frank Bergman, Manager

With a copy to:

Michael Siefke, Manager

c/o Bain Capital Munich

Beteilgungsberatung GmbH

Maximilianstrasse 11

80539 Munich, Germany

Facsimile: 49 89 244 41 07 31

If to a Beaudier Group Investor, to it:

c/o Beaudier Inc.

1000 de la Gauchetiére St. West, suite 4310

Montréal, Qc, H3B 4W5

Facsimile (514) 861-0032

E-mail: jacques.levesque@,beaudier.com &

             louis.laporte@beaudier.com

Attention: Jacques Levesque & Louis Laporte

If to a Caisse Investor, to it:

c/o CDP Capital Amérique

Centre CDP Capital

1000, Place Jean-Paul Riopelle

Montréal, Qc, H2Z 2B3

Tel: (514) 847-2447

Facsimile: (514) 847-2493

Attention: Luc Houle & Robert Côté

E-mail: lhoule@cdpcapital.com& rcote@cdpcapital.com

In each case with a copy to each of:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: 1-617-951-7050

E-mail: nstillwell@ropesgray.com

Attention: R. Newcomb Stillwell

Osier Hoskin & Harcourt LLP

1000 de la Gauchetière St. West, suite 2100

Montréal, Qc, H3B 4W5

Facsimile: 1-514-904-8101

E-mail: blevitt@osler.com

Attention: Brian Levitt

Fasken Martineau DuMoulin LLP

Stock Exchange Tower

Suite 3400, P.O. Box 242

800 Place- Victoria

Montréal, Québec

Canada H4Z 1E9

Facsimile: (514)397-7600

E-mail: rpare@mtl.fasken.com & dpicotte@mtl.fasken.com

Attention: Robert Paré & Daniel Picotte

If to an Other Investor or a Manager, to him at the address set forth in the stock record book of the Corporation.

Notice to the holder of record of any Share shall be deemed to be notice to the holder of such Shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date received, if personally delivered, (b) on the date received if delivered by facsimile or email on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter, (b) two Business Days after being sent by internationally recognized courier service, and (c) three Business Days after deposit with the U.S. or Canadian postal service, if sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

11.7. Binding Effect, Other Agreements, Etc. This Agreement constitutes the entire agreement of the parties and their respective Affiliates with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Family Holding Companies Agreement or the Corporation’s By-laws, the terms of this Agreement shall prevail.

11.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

11.9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

11.10. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

12. GOVERNING LAW.

12.1. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed and interpreted by and construed in accordance with the substantive laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec, including the CBCA, without reference to or giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. This Agreement will be treated in all respects as a Québec contract.

12.2. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the courts sitting in the District of Montreal for the purpose of any action, claim, cause of action or suit (in contract, delict or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, delict or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before the above-named court nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, delict or otherwise), inquiry, proceeding or investigation to any court other than the above-named court whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of the above-named court in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by the laws of Québec, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2 hereof is reasonably calculated to give actual notice.

12.3. Exercise of Rights and Remedies. No delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Shareholders Agreement

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE CORPORATION:	J.A. BOMBARDIER (J.A.B.) INC.

	By:	/s/ Illegible
Name:
Title:

BRP:	BOMBARDIER RECREATIONAL PRODUCTS INC.

	By:	/s/ Illegible
Name:
Title:

THE BAIN INVESTORS:	BAIN CAPITAL LUXEMBOURG INVESTMENTS S.A.R.L.

By:
Name:
Title:

THE BEAUDIER GROUP INVESTORS:	BEAUDIER INC.

	By:	/s/ Illegible
Name:
Title:

By:	/s/ Illegible
Name:
Title:

/s/ Illegible

Shareholders Agreement

JADIER INTERNATIONAL INC.

By:	/s/ Illegible
Name:
Title:

GESTION J.I.C.A. INC.

By:	/s/ Illegible
Name:
Title:

FONDS ACHBÉE INC.

By:	/s/ Illegible
Name:
Title:

By:	/s/ Illegible
Name:
Title:

THE CAISSE INVESTORS:	CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

	By:	/s/ Illegile
Name:
Title:

	By:	/s/ Illegible
Name:
Title:

Shareholders Agreement

BOMBARDIER:	BOMBARDIER INC.

By:
Name:
Title:

By:
Name:
Title:

Schedule 1

Investor Share Holdings1

Investor	(Number and Class)	Status
Bain Capital Luxembourg Investments S.ar.l.	152,299,950 Cl. A Common Shares	Bain Investor
Beaudier Inc.	63,965,979 Cl. A Common Shares	Beaudier Group
	6,415,000 Cl. B Common Shares	Investor
Jadier International Inc.	14,214,662 Cl. A Common Shares	Beaudier Group
	1,425,000 Cl. B Common Shares	Investor
Gestion J.I.C.A. Inc.	14,214,662 Cl. A Common Shares	Beaudier Group
	1,425,000 Cl. B Common Shares	Investor
Fonds Achbée Inc.	14,214,662 Cl. A Common Shares	Beaudier Group
	1,425,000 Cl. B Common Shares	Investor
Caisse de Dépôt et Placement du Québec	45,689,985 Cl. A Common Shares	Caisse Investor
Bombardier Inc.	50,000 Class A Pref. Shares	Bombardier
Others*	5,500,000 Cl. A or Cl. B Common Shares
Reserved for Management Option Plan	25,500,000 Cl. B Common Shares	Manager

*	Managers purchasing Class B Common Shares within three months of the Closing and Investors purchasing Class A Common Shares, if any, pursuant to Section 3 of the Subscription Agreement.

[1]	Subject to final sign-off.

Schedule 2

Initial Members of the Board of Directors

	Name	“Class”	Resident Canadian?
(yes or no)
1.	Joshua Bekenstein	Bain Designated Director	No
2.	Mark Nunnelly	Bain Designated Director	No
3.	Matthew Levin	Bain Designated Director	No
4.	Jordan Hitch	Bain Designated Director
5.	[To be named]	Bain Designated Director
6.	Laurent Beaudoin	Beaudier Designated Director	Yes
7.	Pierre Beaudoin	Beaudier Designated Director	Yes
8.	J.R. Andre Bombardier.	Beaudier Designated Director	Yes
9.	Luc Houle	Caisse Designated Director	Yes
10.	Pierre Michaud	Caisse Designated Director	Yes
11.		Independent Director
12.		Independent Director
13.		Independent Director

Schedule 3

Criteria for Independence under Section 2.1.3.1

Each Investor will select for Initial Independent Nominees only individuals who are independent of management and the Investors and are free from any interest in and any business or other relationship with the Investors and their Affiliates (including, for such purposes, all Members of the Immediate Family of each such Affiliate) which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Corporation and all the Shareholders.

Exhibit A

FORM OF CONFIDENTIALITY AGREEMENT

[Date]

J.A. Bombardier (J.A.B.) Inc.,

[Address]

Bombardier Recreational Products Inc.

[Address]

[Investor]

[Address]

Attention of:

Dear Sir:

● (the “Company”) has requested information from J.A. Bombardier (J.A.B.) Inc., Bombardier Recreational Products Inc. (collectively “BRP”) and [Investor] (the “Investor”) in connection with the Company’s consideration of a possible acquisition of [BRP] [/ or /] [                     (the “Division”)], (the “Proposed Transaction”).

The purpose of this agreement (the “Agreement”) is to set out the provisions which are to apply with respect to any information (whether written or oral) that may be provided (whether on or after the date of this letter) by BRP, [the Investor] or the advisors (including the advisor to BRP,                      (collectively referred to herein as the “Advisors”)) to the Company or its agents, debt financing sources, directors, officers, advisors, auditors, representatives and employees (collectively known as, “Representatives”) in connection with the Proposed Transaction including, without limitation, all financial, technical and operational information, information about the business, products and services of [BRP] / [the Division], as well as all notes, analyses, compilations, studies or other associated documents (collectively “Confidential Information”).

Notwithstanding the foregoing, the Confidential Information does not include any information that:

(a)	is generally available to the public at the time of disclosure;

(b)	is or becomes publicly available, other than as a result of a breach of this Agreement by the Company or its Representatives;

(c)	is or was received or becomes available from a third party source that is not known, by the Company, to be bound by a confidentiality agreement or other obligation of secrecy owed to BRP [or Investor] with respect to such information;

(d)	which is acquired or developed by the Company through its research and development efforts without violating the terms of this Agreement and without having had access directly or indirectly to the Confidential Information;

(e)	is known by the Company prior to its disclosure; or

(f)	is required by legal process or applicable law to be disclosed.

The Company agrees that the Confidential Information will be kept confidential and shall not, without the prior written consent of BRP, except as required by legal process or applicable law, be disclosed in any manner whatsoever, in whole or in part, and shall not be used other than in connection with the evaluation of the Proposed Transaction.

Without the prior written consent of the other party, each party will not, and will direct its Representatives not to disclose to any person either the fact that Confidential Information has been made available to the Company, that the Company is considering the Proposed Transaction or any other transaction involving BRP, or that discussions or negotiations are taking place or have taken place, concerning the Proposed Transaction between the parties or any terms, conditions or other facts with respect to the Proposed Transaction, including the status thereof.

Moreover, the Company agrees to allow access to the Confidential Information exclusively to those of its Representatives who have a reasonable need to know about and have access to the Confidential Information, for purpose of evaluating the Proposed Transaction, who are informed of the confidential nature of the information and who have agreed to abide by the terms of this Agreement. The Company shall be liable for any breach of this Agreement by its Representatives.

Except for the access permitted to Representatives by the immediately preceding paragraph, no Confidential Information may be disclosed to third parties, including but not limited to potential partners or potential investors, without prior written approval for such disclosure from BRP on a case by case basis.

If either [BRP / Investor] or the Company decides that it is not interested in proceeding with the Proposed Transaction with the other party, then, the Confidential Information, together with all copies or other reproductions in whole or in part thereof, will be returned to [BRP or Investor, as the case may be] promptly upon written, request or will be destroyed and written confirmation of said destruction will be delivered to [BRP or Investor, as the case may be]. That portion of that Confidential Information, which consists of analyses, compilations, studies, or other documents prepared by the Company or its Representatives, shall either be destroyed or held by the Company and kept confidential pursuant to the terms of this Agreement. Additionally, any oral Confidential Information will continue to be subject to the terms of this Agreement.

Each of BRP and [Investor] acknowledges that it may be necessary to make disclosures required by statute, regulation, securities commissions, or other regulatory authorities or bodies. In the event that the Company, or anyone to whom the Company transmits the Confidential Information pursuant to this Agreement, should become legally required or compelled to disclose any of the Confidential Information, the Company will promptly notify BRP so that BRP may, if the circumstances permit, seek, at its sole expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy either is not obtained or that compliance with the provisions of this Agreement is waived, only that portion of the Confidential Information which is legally required to be disclosed will be disclosed and the Company will exercise its reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information disclosed.

Except for any such communication that may occur in the ordinary course of business, not including any business as it relates to the Proposed Transaction, the Company agrees that, unless otherwise agreed to in writing by BRP, all communication with, inquiries of and/or requests for additional information from BRP or management; facility tours; or management meetings are to be coordinated through                      on behalf of BRP. Without the prior written consent of BRP or the Advisors, neither the Company nor any of its Representatives who are aware of the Confidential Information and/or the Proposed Transaction will initiate or cause to be initiated or maintain any communication with any officer, director, agent or employee of BRP concerning the Proposed Transaction except such officers or employees of BRP as may from time to time be identified to the Company by BRP or the Advisors.

The Company agrees that, except as provided below, it will not, within 2 years of the date of this Agreement, without obtaining the written consent of BRP, make any direct or indirect approach, normal vacancy and general advertising excepted, to the senior management or key employees of BRP [or the Division] with whom the Company has had contact or who became known to the Company in connection with its consideration of the Proposed Transaction with a view to offering employment or other incentives. The parties agree that the foregoing shall not apply to employees of BRP [or the Division] if a purchase and sale agreement (or similar agreement) is executed between the Company and BRP with respect to the Proposed Transaction.

The Company acknowledges that BRP may choose not to disclose information that is, in its sole discretion, deemed to be of a sensitive nature, unless and until an agreement is signed in connection with the Proposed Transaction.

BRP and the Investor (including the Advisors) make no representation or warranty as to the accuracy or completeness of the Confidential Information, although they have endeavoured to include information that they believes is relevant for the purpose of the Company’s evaluation. The Company agrees that BRP, the Investor and their affiliates and Advisors and their respective shareholders, directors, officers, employees and agents shall have no liability to the Company or any of the Company’s affiliates or Representatives resulting from the use of the Confidential Information by the Company. Only those representations and warranties that may be made to the Company in a definitive agreement for the Proposed Transaction, when, as, and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and the Company agrees that if the Company determines to enter into the Proposed Transaction, such determination will be based solely on the terms of such written agreement and on the Company’s own investigation, analysis, and assessment of the Proposed Transaction.

The Company agrees that it will be responsible for its own due diligence investigations and will be responsible for any and all costs, monetary or otherwise, incurred by the Company or its Representatives in connection with its due diligence investigations or other review of the

Proposed Transaction, and that BRP, the Investor and their Advisors assume no responsibility for reimbursement or payment of any such costs.

It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement and that BRP and the Investor may be entitled to seek specific performance and injunctive or other equitable relief for any breach by the Company without proof of actual damages, in addition to and not in substitution for any other remedy BRP or the Investor may have.

Nothing in this Agreement shall impose any obligation on BRP, the Investor or the Company to enter into any agreements with respect to the Proposed Transaction. The Company understands that BRP, the Investor (or the Advisors) will from time to time set out rules and procedures governing the process leading to the Proposed Transaction and that BRP and the Investor reserve the right, at any time, to change the process and/or terminate discussions with the Company or any or all prospective purchasers, to reject any or all proposals, to negotiate with one or more other prospective purchasers and to enter into a definitive written agreement for the sale of [the Division] [/or/] [BRP] without prior notice to the Company or any other prospective purchaser.

The Company agrees that, while in possession of material non-public information, it will abide by all securities laws governing the trading of securities of BRP.

This Agreement embodies the entire understanding between [BRP, the Investor] and the Company with respect to the Confidential Information and supersedes any prior agreements relating thereto. This Agreement may only be modified in writing by [BRP, the Investor] and the Company.

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which shall constitute one and the same document. Each party shall be entitled to rely on delivery of a facsimile copy of this Agreement which shall create a legal, valid and binding Agreement between the Company, BRP and the Investor in accordance with the terms hereof.

The parties hereto have expressly requested that this Agreement, all documents incorporated by reference, any notices or other documents to be given under such Agreement, and other documents related thereto be drawn up in the English language. Les parties aux présentes ont expressément exigées que la présente convention et tous les documents qui y sont incorporés par renvoi, ainsi que tout avis donné en vertu de ladite convention ou tout autre document qui s‘y rapporte, soient rédigés en anglais.

The obligations contained in this Agreement and the provisions hereof shall survive the termination of any discussions or negotiations relating to the Proposed Transaction between the parties and the return to BRP or the Investor or destruction of the written Confidential Information. Notwithstanding the foregoing, this Agreement and all of the obligations hereunder shall terminate in their entirety 2 years from the date of this Agreement.

To the extent, if any, that they are not parties to this Agreement, each of J.A. Bombardier (J.A.B.) Inc., Bombardier Recreational Products Inc. and each “Investor” (as such term is defined in the Unanimous Shareholder Agreement dated as of December 18, 2003 among J.A. Bombardier (J.A.B.) Inc. and its shareholders) is a third party beneficiary of this agreement and will be entitled to enforce this agreement.

This Agreement shall be governed and construed in accordance with laws of the Province of Quebec and the laws of Canada applicable therein.

If the Company agrees with the terms of this Agreement, please return a signed copy to BRP and the Investor.

Yours sincerely,

●

By:

Acknowledged and agreed as of , 200 .

J.A. Bombardier (J.A.B.) Inc.,

By:

Bombardier Recreational Products Inc.

By:

[Investor]

By: